EXHIBIT 2.5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December 23, 2015 (the "Signing Date"), is entered into by and among Terra Tech Corp., a Nevada corporation ("Terra Tech"), Generic Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Terra Tech (the "Merger Sub"), Black Oak Gallery, a California corporation doing business as "Blum" (the "Company"), and, with respect to Article 7 and Article 11 only, Salwa Ibrahim as representative of the Company Shareholders (the "Shareholder Representative").

RECITALS

A. The persons set forth on Annex A own or immediately prior to the Closing will own the number of shares of capital stock of Company (the "Shares") set forth opposite each person's name (each, a "Company Shareholder" and, collectively, the "Company Shareholders"), which Shares collectively constitute or, as of the Closing, will constitute all of the issued and outstanding shares of capital stock in Company.

B. Terra Tech owns all of the issued and outstanding equity securities of the Merger Sub, which was formed for the sole purpose of the merger of Merger Sub with and into Company, in which Company will be the surviving corporation (the "Merger") in accordance with and subject to the terms and conditions of this Agreement.

C. As consideration for the consummation of the Merger, Terra Tech will issue a certain number of shares of Terra Tech's Series B Preferred Stock and Series Q Preferred Stock to the Company Shareholders (collectively, the "Payment Securities") in accordance with and subject to the terms and conditions of this Agreement.

D. As a result of the Merger and the other transactions contemplated hereby (collectively, the "Transactions"), Terra Tech will become the sole shareholder of Company and the Company Shareholders will become stockholders of Terra Tech.

E. It is intended that the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code.

F. Capitalized terms not defined herein are defined in Exhibit A attached hereto and incorporated herein by reference.

AGREEMENT

In consideration of the agreements, provisions, and covenants set forth below, Terra Tech, Merger Sub and Company hereby agree as follows:

1

ARTICLE 1

TRANSACTIONS

Section 1.1 The Merger.

(a) At the Effective Time, in accordance with the Corporations Code and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into Company, at which time the separate existence of Merger Sub shall cease and Company shall survive the Merger as a wholly-owned subsidiary of Terra Tech. The Company as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation."

(b) As soon as reasonably practicable after the satisfaction or valid waiver of all conditions to the Merger set forth in Article 7 and Article 8, Company and Merger Sub shall file an agreement of merger in the form of Exhibit B attached hereto (the "Agreement of Merger") together with an officer's certificate meeting the requirements of the Corporations Code with the Secretary of State of the State of California. The Merger shall become effective at such time as the Agreement of Merger is endorsed by the Secretary of State of the State of California, or at such later time as the Company and Merger Sub may agree and specify in the Agreement of Merger (such time as the Merger becomes effective, the "Effective Time").

(c) The Merger shall have the effects set forth in the applicable provisions of the Corporations Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all rights, permits and property of Company and Merger Sub shall vest or remain vested in the Surviving Corporation, and all debts and liabilities of each of Company and Merger Sub shall become or remain the debts and liabilities of the Surviving Corporation.

(d) The closing of the Merger (the "Closing") shall take place (i) at the offices of Baker & Hostetler LLP located in Costa Mesa, California, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article 7 and Article 8 is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as Company, Terra Tech and Merger Sub may agree in writing (the actual date of the Closing, the "Closing Date").

(e) The Articles of Incorporation of Company as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit C, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

(f) The bylaws of Company in effect at the Effective Time shall be amended to read the same as the bylaws of the Merger Sub in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

2

(g) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 1.2 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Company, Terra Tech, Merger Sub or the holders of the Shares:

(a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b) Each of the shares of capital stock of Company held by Company in any form or otherwise owned by Terra Tech or Merger Sub immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(c) Each of the Shares that is issued and outstanding immediately prior to the Effective Time to the Group A Shareholders (other than any Shares to be canceled pursuant to Section 1.2(b) and any Dissenting Shares), upon surrender of the certificate representing such Shares in the manner provided in Section 1.4 and subject to the deposit of the Escrow Shares pursuant to Section 1.5, will be automatically converted into the right to receive all of the following: (i) such number of shares of Payment Securities as is equal to the Group A Per-Share Closing Consideration, (ii) such number of shares of Payment Securities as is equal to the Group A Per-Share Lock-Up Consideration, and (iii) subject to the post-Closing adjustment provisions of Section 1.6 and the indemnification obligations of the Company Shareholders in Article 6, such number of shares of Payment Securities as is equal to the Group A Per-Share Holdback Consideration.

(d) Each of the Shares that is issued and outstanding immediately prior to the Effective Time to the Group B Shareholders (other than any Shares to be canceled pursuant to Section 1.2(b) and any Dissenting Shares), upon surrender of the certificate representing such Shares in the manner provided in Section 1.4 and subject to the deposit of the Escrow Shares pursuant to Section 1.5, will be automatically converted into the right to receive all of the following: (i) such number of shares of Payment Securities as is equal to the Group B Per-Share Closing Consideration, (ii) such number of shares of Payment Securities as is equal to the Group B Per-Share Lock-Up Consideration, (iii) a contingent right to receive an amount in cash equal to the Group B Per-Share Cash Consideration, and (iv) subject to the post-Closing adjustment provisions of Section 1.6 and the indemnification obligations of the Company Shareholders in Article 6, such number of shares of Payment Securities as is equal to the Group B Per-Share Holdback Consideration.

3

(e) Any and all outstanding options, warrants and similar rights to purchase capital stock of Company that pursuant to their terms do not expressly require the assumption of the same in connection with the Merger shall be cancelled and shall cease to exist.

(f) No fraction of a share Payment Securities will be issued by virtue of the Merger, and each former holder of Shares who would otherwise be entitled to a fraction of a share of Payment Securities (after aggregating all fractional shares of Payment Securities that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from Terra Tech an amount of cash in dollars (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes with respect to the shares represented by such certificate which are required to be withheld with respect thereto, equal to the product of (i) such fraction, multiplied by (ii) the Terra Tech Closing Price; provided, however, that if the fraction of a share that any such holder would otherwise be entitled to receive in the Merger is less than one-half of 1 percent of the total shares of Payment Securities that person is entitled to receive, then the shares of Payment Securities issuable to the such holder in the Merger will be rounded off to the nearest whole share.

(g) The number of shares of Group A Per-Share Closing Consideration, Group A Per-Share Lock-Up Consideration, Group A Per-Share Holdback Consideration, Group B Per-Share Closing Consideration, Group B Per-Share Lock-Up Consideration, and Group B Per-Share Holdback Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Payment Securities or Shares), reorganization, recapitalization, reclassification or other like change with respect to Payment Securities occurring on or after the date of this Agreement and prior to the Effective Time.

Section 1.3 Dissenters' Rights.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any Shares held by a holder who has not effectively withdrawn or lost such holder's dissenters' or similar rights under the Corporations Code (collectively, the "Dissenting Shares"), shall not be converted into or represent a right to receive Payment Securities as set forth in Section 1.2 hereof, but the holder thereof shall only be entitled to such rights as are provided by Corporations Code.

(b) Notwithstanding the provisions of Section 1.3(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under the Corporations Code, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for the Shares, as applicable, set forth in Section 1.2, without interest thereon, upon surrender of the certificate representing such shares.

4

Section 1.4 Exchange of Certificates.

(a) Exchange Procedures. Promptly after the Effective Time, Terra Tech shall mail to each holder of record of a certificate or certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive Payment Securities or cash in lieu of any fractional shares pursuant to this Agreement, (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Payment Securities. Upon surrender of Certificates for cancellation to Terra Tech together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Terra Tech (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of Payment Securities (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to this Agreement, less the number of shares of Payment Securities to be deposited in the Escrow Account pursuant to Section 1.5 and (y) a check in the amount of dollars in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.2(f), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of Payment Securities to which such holder is entitled pursuant to this Agreement or an amount in cash in lieu of the issuance of any fractional shares. No interest will be paid or accrued on any cash payable in lieu of fractional shares of Payment Securities. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Payment Securities and cash payable in lieu of fractional shares may be issued to a transferee if the Certificate representing such Shares is presented to Terra Tech, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Payment Securities with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Payment Securities represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Terra Tech shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Payment Securities represented thereby, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Payment Securities.

(c) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed prior to the Closing Date, Terra Tech shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Payment Securities into which the Shares represented by such Certificates were converted pursuant to this Agreement, cash for fractional shares, if any, as may be required pursuant hereto, and any dividends or distributions payable pursuant to Section 1.4(b).

5

(d) No Further Ownership Rights in Company Stock. All shares of Payment Securities, cash in lieu of fractional shares of Payment Securities and dividends or other distributions with respect to Payment Securities issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time.

(e) Liability. Notwithstanding anything to the contrary herein, neither Terra Tech, Company, the Surviving Corporation nor any party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.5 Escrow Account.

(a) Subject to Section 1.5(b), at the Closing, Terra Tech shall deliver, and the Company Shareholders shall be deemed to have received and deposited, (i) a certificate or certificates representing the Lock-Up Shares Amount (not including the aggregate Per-Share Closing Consideration to be issued at Closing, subject only to the restrictions of Rule 144 promulgated under the Securities Act) and (ii) the Holdback Shares Amount (collectively, the "Escrow Shares") into a non-interest bearing escrow account (the "Escrow Account") to be established by Terra Tech with an escrow agent to be designated by Terra Tech and approved by the Shareholder Representative prior to the Closing (the "Escrow Agent"), to be held by the Escrow Agent pursuant to the terms of an escrow agreement, in substantially the form attached hereto as Exhibit D, together with such other modifications as shall be required by the Escrow Agent that are reasonably satisfactory to Terra Tech and the Shareholder Representative (the "Escrow Agreement"). Each Company Shareholder shall be deemed to have deposited into the Escrow Account such Company Shareholder's Pro Rata Share of the Escrow Shares. The portion of such Escrow Shares equal to the Lockup Shares Amount shall be released on the Escrow Release Date in accordance with the Escrow Agreement. The portion of such Escrow Shares equal to the Holdback Shares Amount shall provide security for the satisfaction of any Post-Closing Adjustments and any claims for indemnification made under Article 6. Any fees and expenses of the Escrow Agent shall be paid by Terra Tech. The Escrow Shares shall be retained in the Escrow Account until released pursuant to this Section 1.5 or Section 6.3. During the period in which the Escrow Shares are retained in the Escrow Account, they will be held for the benefit of the Company Shareholders (and the Company Shareholders shall be entitled to receive cash dividends on, and vote, such shares of Payment Securities), unless and until and to the extent it has been determined that that Terra Tech or any Terra Tech Indemnified Party is entitled to retain any of the Escrow Shares in respect of any Post-Closing Adjustments or any indemnification claims pursuant to Article 6.

(b) Within ten (10) Business Days following the one-year anniversary of the Closing (the "Escrow Release Date"), Terra Tech and the Shareholder Representative shall each instruct the Escrow Agent in writing to take the following actions:

(i) The Escrow Agent shall be instructed to retain aggregate (A) Escrow Shares with a value that is equal to the aggregate Post-Closing Adjustments (assuming for this purpose that the Escrow Shares are converted directly or indirectly into Terra Tech Common Stock and valued at the Terra Tech Closing Price) plus (B) Escrow Shares with a value that is equal to the aggregate Outstanding Claims at such time (assuming for this purpose that the Escrow Shares are valued in accordance with Section 6.3(f)), if any (or such lesser amount of Escrow Shares as shall be remaining in the Escrow Account at such time) (collectively, the "Retained Escrow Consideration").

6

(ii) With respect to the Escrow Shares, if any, that are in excess of the Retained Escrow Consideration, the Escrow Agent shall be instructed to promptly (and, in any event, no later than two (2) Business Days after delivery of such instructions) deliver all of such Escrow Shares to the Company Shareholders in proportion to their respective Pro Rata Shares.

(c) In the event and to the extent that, after the Escrow Release Date (i) the final determination of the amount of any Outstanding Claim in respect of any Retained Escrow Consideration is resolved against the relevant Terra Tech Indemnified Party(ies) (such amount, a "Company Favorable Outcome") and (ii) the value of the Retained Escrow Consideration (determined in accordance with Section 6.3(f)) exceeds the aggregate finally determined Post-Closing Adjustments and Outstanding Claims at such time, after giving effect to such Company Favorable Outcome (such excess, if any, the "Retained Escrow Excess"), each of Terra Tech and the Shareholder Representative shall promptly instruct the Escrow Agent in writing to forthwith promptly (and, in any event, no later than two (2) Business Days after delivery of such instructions) distribute all of such Retained Escrow Excess to the Company Shareholders in proportion to their respective Pro Rata Shares.

(d) In the event and to the extent that, after the Escrow Release Date (i) the final determination of the amount of any Outstanding Claim in respect of any Retained Escrow Consideration is resolved in favor of the relevant Terra Tech Indemnified Party(ies), each of Terra Tech and the Shareholder Representative shall promptly instruct the Escrow Agent in writing to promptly (and, in any event, no later than two (2) Business Days after delivery of such instructions) deliver Retained Escrow Consideration to such Terra Tech Indemnified Party(ies).

Section 1.6 Post-Closing Adjustment Provisions. The number of Payment Securities payable in consideration of the Merger shall be subject to adjustment as follows (the "Post-Closing Adjustments"):

(a) No later than five (5) Business Days following the one-year anniversary of the Closing Date, Terra Tech shall prepare and deliver to the Shareholder Representative a statement (the "Adjustment Statement") setting forth its calculations of the Market-Based Clawback Amount and the Performance-Based Clawback Amount, calculated as set forth below. Terra Tech shall make available to the Shareholder Representative all relevant books and records relating to the Adjustment Statement upon reasonable prior request.

(b) For purposes of this Section 1.6:

(i) The "Market-Based Clawback Amount" shall be determined as follows:

(ii) If the Terra Tech Common Stock VWAP on the first anniversary of the Closing Date (the "Anniversary Date") exceeds the Terra Tech Closing Price, the Market-Based Clawback Amount shall mean the number of shares of Terra Tech Common Stock equal to (i) (A) $4,912,000.00 divided by (B) the Terra Tech Closing Price, less (ii) (A) $4,912,000.00 divided by (B) the Terra Tech Common Stock VWAP on the Anniversary Date.

7

(iii) If the Terra Tech Common Stock VWAP on the Anniversary Date is less than or equal to the Terra Tech Closing Price, the Market-Based Clawback Amount shall be zero (0) shares.

(iv) For the avoidance of doubt, in no event will the Market-Based Clawback Amount exceed 50% of the Holdback Shares Amount.

(v) The "Performance-Based Clawback Amount" shall be determined as follows:

(vi) The "Lower Threshold" means an amount equal to $11,979,351.00, and the "Upper Threshold" means an amount equal to $16,667,000.00.

(vii) If the Surviving Corporation's operating revenues (defined as gross revenues from normal business operations including IVXX sales, as determined consistent with Terra Tech's accounting practices consistently applied) for the twelve-month period following the Closing Date (the "Year 1 Revenue") is less than the Lower Threshold, then the Performance-Based Clawback Amount shall be the number of shares of Payment Securities (determined on an as-converted to Terra Tech Common Stock basis) obtained from a quotient, (A) the numerator of which is equal to the sum of (1) $4,912,000.00, plus (2) the product of 1.5 multiplied by the difference between the Lower Threshold and the Year 1 Revenue, and (B) the denominator of which is the Terra Tech Common Stock VWAP as of the Anniversary Date.

(viii) If the Year 1 Revenue is greater than or equal to the Lower Threshold but is less than the Upper Threshold, then the Performance-Based Clawback Amount shall be the number of shares of Payment Securities (determined on an as-converted to Terra Tech Common Stock basis) obtained from a quotient, (A) the numerator of which is equal to the product of 1.053 multiplied by the difference between the Upper Threshold and the Year 1 Revenue, and (B) the denominator of which is the Terra Tech Common Stock VWAP as of the Anniversary Date.

(ix) If the Year 1 Revenue is greater than or equal to the Upper Threshold, then the Performance-Based Clawback Amount shall be zero (0) shares.

(x) "Clawback Shares Amount" means a number of shares of Payment Securities (determined on an as-converted to Terra Tech Common Stock basis) equal to the sum of the Market-Based Clawback Amount and the Performance-Based Clawback Amount; provided, however, that, notwithstanding any other provision of this Agreement, the Clawback Shares Amount shall not exceed the Holdback Shares Amount. The Clawback Shares Amount shall be allocated as to shares of Terra Tech's Series B Preferred Stock, Series Z Preferred Stock and Series Q Preferred Stock contained in the Holdback Shares Amount on an as-converted to Terra Tech Common Stock basis.

8

(c) After Terra Tech delivers an Adjustment Statement pursuant to Section 1.6(a), the Shareholder Representative will notify Terra Tech in writing of any objections to the Adjustment Statement within 45 calendar days after the Shareholder Representative receives the Adjustment Statement. If the Shareholder Representative does not notify Terra Tech of any such objections by the end of that 45-day period, then the Adjustment Statement will be considered final, conclusive and binding upon the Parties at the end of the last day of that 45-day period. If the Shareholder Representative does notify Terra Tech of any such objections by the end of that 45-day period and the Shareholder Representative and Terra Tech are unable to resolve their differences within 30 calendar days after the Shareholder Representative gives Terra Tech notice of the Shareholder Representative's objection, then the Shareholder Representative and Terra Tech will, and will instruct their respective accountants and advisors to, use commercially reasonable efforts to resolve such disputed items to their mutual satisfaction. If the Shareholder Representative and Terra Tech are able to resolve such disputed items, then the Adjustment Statement as agreed by the Shareholder Representative and Terra Tech will be considered final, conclusive and binding upon the Parties. If the Shareholder Representative and Terra Tech are unable to resolve any such disputed items within 30 calendar days after receiving such instructions, then the remaining disputed items and the value attributable to them by each of the Shareholder Representative and Terra Tech will be submitted to a recognized accounting firm mutually agreed by Terra Tech and the Representative (the "Arbiter") for resolution, and the Arbiter will be instructed to determine the Adjustment Statement and to deliver its determination to the Shareholder Representative and Terra Tech as soon as possible. The Arbiter will consider only those items and amounts in the Shareholder Representative's and Terra Tech's respective calculations of the items in the Adjustment Statement that are identified as disputed. The Arbiter's determination of the final Adjustment Statement will be based solely on written materials submitted by the Shareholder Representative and Terra Tech (i.e., not on independent review) and on the definitions set forth in, and the operation of this Section 1.6. The determination of the Arbiter will be final, conclusive and binding upon the Parties. Terra Tech will pay the costs of the Arbiter; provided, however, that, if the Arbiter's determination of the Clawback Shares Amount in the Adjustment Statement is closer to the value initially asserted by Terra Tech to the Arbiter, then such costs paid by Terra Tech will be indemnifiable by the Company Shareholders in accordance with Article 6. Each of Terra Tech and the Shareholder Representative will cooperate with and assist the Arbiter in determining the final Adjustment Statement, including by making available and granting reasonable access to books, records and employees.

(d) Following the final determination of the Clawback Shares Amount in accordance with this Section 1.6, the Escrow Agent shall release all remaining Escrow Shares from the Escrow Account in accordance with Section 1.5, other than the finally determined Clawback Shares Amount and any Retained Escrow Consideration that is the subject of a then-Outstanding Claim.

Section 1.7 Tax Consequences and Withholding.

(a) Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(i)(A) of the Code and that the exchange of Shares for the Payment Securities pursuant to Section 1.2 shall be treated as an exchange described in Section 354(a) of the Code. The parties hereto shall comply with all tax filing requirements under Sections 368 and 354 of the Code and shall not make any tax filing that is inconsistent with the foregoing intent. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g) and Treasury Regulation Section 1.368-3(a).

9

(b) Withholding. Each of Terra Tech and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former Company Shareholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Shareholder in respect of whom such deduction and withholding was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule dated as of the date of the Agreement and delivered to Terra Tech on behalf of Company consisting of information about Company provided by Company to Terra Tech and the Merger Sub in connection with this Agreement (the "Company Disclosure Schedule"), Company represents and warrants, to Terra Tech and the Merger Sub as follows:

Section 2.1 Organization and Qualification. Company is duly incorporated, validly existing and in good standing existing under the laws of California, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents, and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold, and operate its properties and assets as now owned, held, and operated by it, to enter into this Agreement, to carry out the provisions hereof, except where the failure to be in good standing or to have such governmental licenses, authorizations, consents, and approvals will not, in the aggregate, either (a) have a Material Adverse Effect on Company, or (b) impair the ability of Company to perform its material obligations under this Agreement. Company is duly qualified, licensed, or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing, or domestication, except where the failure to be so qualified, licensed, or domesticated will not have a Material Adverse Effect. Set forth as part of the Company Disclosure Schedule is a list of those jurisdictions in which Company presently conducts its business, and owns, holds, and operates its properties and assets.

Section 2.2 Subsidiaries. Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or other entity or enterprise. Company does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association, or business enterprise, and is not party to any agreement to acquire such an interest.

10

Section 2.3 Articles of Incorporation and Bylaws. The copies of the charter document and corporate governance documents of Company (collectively, the "Organizational Documents") that have been delivered to Terra Tech and the Merger Sub prior to the date hereof are true and complete and have not been amended or repealed. Company is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches which, in the aggregate, will not have a Material Adverse Effect on Company.

Section 2.4 Authorization and Validity of this Agreement. This Agreement and each of the Transaction Agreements constitute the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors rights generally. The execution and delivery by Company of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the Transactions have been authorized by all necessary corporate or other action on the part of Company. This Agreement and the Transaction Agreements have been duly executed and delivered by Company.

Section 2.5 No Violation. Neither the execution nor delivery of this Agreement or the Transaction Agreements, nor the consummation or performance of any of the Transactions by Company will directly or indirectly:

(a) (i) violate or conflict with any provision of the Organizational Documents of Company; (ii) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument, or arrangement to which Company or any of its assets are bound or result in the creation of any Liens upon Company or any of its assets; (iii) violate any Order, writ, judgment, injunction, ruling, award, or decree of any Governmental Body; (iv) violate any statute, law, or regulation of any jurisdiction as such statute, law, or regulation that relates to Company or any of the assets of Company; or (v) result in cancellation, modification, revocation, or suspension of any permits, licenses, registrations, consents, approvals, authorizations, or certificates issued or granted by any Governmental Body which are held by or granted to the Company Shareholders or Company or which are necessary for the conduct of Company's business; or

(b) to the knowledge of Company, cause Company to become subject to, or to become liable for the payment of, any Tax or cause any of the assets owned by Company to be reassessed or revalued by any taxing authority or other Governmental Body.

Section 2.6 Capitalization and Related Matters. Immediately prior to the Closing:

(a) Capitalization. The Company has or will have 39,772.74 shares of Company Common Stock issued and outstanding. Except as set forth in the preceding sentence, no other class of capital stock or other security of Company is authorized, issued, reserved for issuance, or outstanding. The Company Shareholders, are the lawful, record and beneficial owners of the number of Shares set forth opposite each Shareholder's name on Schedule 2.6 attached hereto. Except as is set forth on Schedule 2.6, no other class of capital stock or other security of Company, as applicable, is authorized, issued, reserved for issuance, or outstanding. Each of the Shares has been duly authorized and validly issued and is fully paid and nonassessable. None of the outstanding capital or other securities of Company was issued, redeemed, or repurchased in violation of the Securities Act, or any other securities or "blue sky" laws.

11

(b) No Redemption Requirements. There are no authorized or outstanding options, warrants, Equity Securities, calls, rights, commitments, or agreements of any character by which Company or to its knowledge, any of the Company Shareholders is obligated to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of capital stock or other securities of Company. There are no outstanding contractual obligations (contingent or otherwise) of Company to retire, repurchase, redeem, or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

Section 2.7 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of Company have been and are being conducted in accordance with all applicable local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations, and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Material Adverse Effect, Company is not, and has not received notice alleging that it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement, or other material agreement, lease, license, or other instrument, commitment, obligation, or arrangement to which Company is a party or by which any of Company's properties, assets, or rights are bound or affected. To the knowledge of Company, no other party to any Material Contract, agreement, lease, license, commitment, instrument, or other obligation to which Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Company, any event or circumstance relating to Company that prohibits Company from entering into this Agreement and the Transaction Agreements or the consummation of the Transactions contemplated hereby or thereby.

Section 2.8 No Brokers or Finders. None of Company, or to its knowledge, the Company Shareholders, has agreed to pay, or has taken any action that will result in any Person or Entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder's, or similar fee or commission in connection with this Agreement or the Transactions.

Section 2.9 Title to and Condition of Properties. Company has good, valid, and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens, except that much of the Company's inventory is held on consignment from various providers. Company owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment, and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment, and assets would not have a Material Adverse Effect on Company. No Person other than Company owns or has any right to the use or possession of the assets used in Company's business. The material buildings, plants, machinery, and equipment necessary for the conduct of the business of Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, and none of such buildings, plants, machinery, or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance, and repairs that are not material in nature or cost.

12

Section 2.10 Absence of Undisclosed Liabilities. Company has no debt, obligation, or liability (whether accrued, absolute, contingent, liquidated, or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to Company) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on Company. Company has no debt, obligation, or liability to any of the Company Shareholders or their affiliates, or to the extent specifically set forth on or reserved against on the balance sheet (the "Balance Sheet") of Company as at December 31, 2015 (the "Balance Sheet Date"), which Balance Sheet will be prepared by the Company, approved by the Shareholder Representative, and delivered to Terra Tech no later than January 31, 2016. The financial statements of the Company as of the Balance Sheet Date are consistent with the books and records of Company and fairly present in all material respects the financial condition, assets, and liabilities of Company, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with the accounting practices followed by Company, consistently applied (except as otherwise indicated therein or in the notes thereto).

Section 2.11 Changes. Company has not, since the Balance Sheet Date:

(a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for entering into this Agreement and the transactions contemplated hereby;

(b) Adverse Changes. Suffered or experienced any change in or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects which would have a Material Adverse Effect;

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers, and directors in the Ordinary Course of Business;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments or payments in consideration of previously uncompensated or under-compensated services not in excess of $50,000 in the aggregate, or increase in the salaries or payment on any of its debts in the Ordinary Course of Business, to any of its shareholders, directors, officers, employees, independent contractors, or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor, or consultant; or adopted, or increased in the payments to or benefits under, any Approved Plan or any profit sharing, bonus, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

13

(e) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend, or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity;

(g) Dividends. Declared, set aside, made, or paid any dividend or other distribution to any of its shareholders;

(h) Material Contracts. Terminated or modified any of its Material Contracts except for termination upon expiration in accordance with the terms of such agreements, a description of which is included in the Company Disclosure Schedule;

(i) Claims. Released, waived, or cancelled any claims or rights relating to or affecting Company in excess of $50,000.00 in the aggregate or instituted or settled any Proceeding involving in excess of $50,000.00 in the aggregate;

(j) Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $50,000.00 in the aggregate, except for liabilities incurred in the Ordinary Course of Business;

(k) Indebtedness. Created, incurred, assumed, or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $50,000.00 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(l) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(m) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, except changes made in contemplation of the transactions entered into under this Agreement; or

(o) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

14

Section 2.12 Material Contracts.

(a) Material Contracts. Prior to the Signing Date, Company has delivered to Terra Tech and the Merger Sub, true, correct, and complete copies of each of its Material Contracts.

(b) No Defaults. The Material Contracts of Company are valid and binding agreements of Company, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, Company is not in breach or default of any of its Material Contracts and, to the knowledge of Company, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (i) contravene, conflict with, or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (ii) permit Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any of its Material Contracts. Company has not received any notice and has no knowledge of any pending or threatened cancellation, revocation, or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

Section 2.13 Tax Returns and Audits.

(a) Tax Returns. (i) All material Tax Returns required to be filed by or on behalf of Company have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct, and complete in all material respects; (ii) all Taxes of Company required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, except those Taxes which are presently being contested in good faith or for which an adequate reserve for the payment of such Taxes has been established on the Balance Sheet; (iii) no waivers of statutes of limitation have been given or requested with respect to Company in connection with any Tax Returns covering Company or with respect to any Taxes payable by it; (iv) no Governmental Body in a jurisdiction where Company does not file Tax Returns has made a claim, assertion or threat to Company that Company is or may be subject to taxation by such jurisdiction; (e) Company has duly and timely collected or withheld, paid over, and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable laws; (v) there are no Liens with respect to Taxes on the property or assets of Company other than Permitted Liens; (vi) there are no Tax rulings, requests for rulings, or closing agreements relating directly to Company for any period (or portion of a period) that would affect any period after the date hereof; and (vii) any adjustment of Taxes of Company made by a Governmental Body in any examination that Company is required to report to the appropriate provincial, local, or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid. No state of fact exists or has existed which would constitute ground for the assessment of any tax liability by any Governmental Body. All Tax Returns filed by Company are true, correct, and complete.

(b) No Adjustments, Changes. Neither Company nor any other Person on behalf of Company (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of provincial, local or foreign law; or (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of provincial, local, or foreign law.

15

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding, or claim with respect to any Taxes of or Tax Return filed or required to be filed by Company. Company has made available to Terra Tech and the Merger Sub true, correct, and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed or asserted against or agreed to by Company since September 28, 2011, and any and all correspondence with respect to the foregoing. Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena, or request for information to or from a Governmental Body in connection with any Tax matter.

(d) No Tax Allocation, Sharing. Company is not a party to any Tax allocation or sharing agreement. Company (i) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local, or foreign law), and (ii) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local, or foreign law) as a transferee or successor, by contract or otherwise.

(e) Certain Deductions. Company has not taken or claimed any deductions or credits on its U.S. federal Tax Returns that are disallowed under Section 280E of the Code.

Section 2.14 Material Assets. The financial statements of Company reflect the material properties and assets (real and personal) owned or leased by them.

Section 2.15 Insurance. Section 2.15 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, rights, business, equipment, properties, operations, employees, officers and directors of Company. All premiums payable under all such policies and bonds have been paid and, to the knowledge of Company, Company is otherwise in material compliance with the terms of such policies.

Section 2.16 Litigation; Orders. There is no Proceeding pending to the knowledge of Company affecting Company or any of its properties, assets, business, or employees. Except as is set forth on Schedule 2.16, and except as would not have a Material Adverse Effect, to the knowledge of Company, there is no fact that might result in or form the basis for any such Proceeding. Except as is set forth on Schedule 2.16, and except as would not have a Material Adverse Effect, Company has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that Company is exposed, from a legal standpoint, to any liability that would be material to its business. Company is not engaged in any Proceeding to recover monies due it or for damages sustained by it.

16

Section 2.17 Licenses. Except as would not have a Material Adverse Effect, Company possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises, and rights that are necessary for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, "Permits"). Except as would not have a Material Adverse Effect, Company has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise, or right necessary for Company to engage in its business as currently conducted and to permit Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Permits are valid and in full force and effect. Company has not received any written notice from any Governmental Body or any other Person regarding: (y) any actual, alleged, possible, or potential contravention of any Permit; or (z) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons.

Section 2.18 Interested Party Transactions. Subject to such disclosures otherwise made in the Company Disclosure Schedule, no officer, director, or Shareholder of Company or any affiliate, Related Person, or "associate" (as such term is defined in Rule 405 of the SEC under the Securities Act) of any such Person, either directly or indirectly, (a) has an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Company, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to, or furnish to Company any goods or services; (b) has a beneficial interest in any contract or agreement to which Company is a party or by which it may be bound or affected; or (c) is a party to any material agreements, contracts, or commitments in effect as of the date hereof with Company. "Related Person" means: (y) with respect to a particular individual, the individual's immediate family which shall include the individual's spouse, parents, children, siblings, mothers, and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law; and (z) with respect to a specified individual or Entity, any Entity or individual that, directly or indirectly, controls, is controlled by, or is under common control with such specified Entity or individual.

Section 2.19 Governmental Inquiries. Company has made available to Terra Tech and the Merger Sub a copy of each material written inspection report, questionnaire, inquiry, demand, or request for information received by Company from (and the response of Company thereto), and each material written statement, report or other document filed by Company with, any Governmental Body since September 28, 2011.

Section 2.20 Bank Accounts. The Company Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, the financial institution at which that account is maintained, and the names of the persons authorized to draw against the account or otherwise have access to the account, as the case may be.

Section 2.21 Intellectual Property. Any Intellectual Property Company uses in its business as presently conducted is owned by Company or is properly licensed.

17

Section 2.22 Stock Option Plans; Employee Benefits. Company does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to Company. Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement, or practice similar to the Approved Plans.

Section 2.23 Employee Matters.

(a) To the knowledge of Company, no former or current employee of Company is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition, or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her, or its duties to Company, or (ii) the ability of Company to conduct its business.

(b) Except as otherwise set forth in the Company Disclosure Schedule, Company has no employees, directors, officers, consultants, independent contractors, representatives, or agents whose contract of employment or engagement cannot be terminated by three months' notice.

(c) Except as otherwise set forth in the Company Disclosure Schedule, Company is not required or obligated to pay any money to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative, or agent of Company.

(d) Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions, or employment wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown, or stoppage actually pending or, to the knowledge of Company threatened against or affecting Company.

Section 2.24 Environmental and Safety Matters. Except as would not have a Material Adverse Effect:

(a) To the knowledge of Company, Company has at all times been and is in compliance with all Environmental Laws and Orders applicable to Company, as applicable.

(b) There are no Proceedings pending or, to the knowledge of Company, threatened against Company alleging the violation of any Environmental Law or Environmental Permit applicable to Company or alleging that Company is a potentially responsible party for any environmental site contamination. The Company has not ever received notice, nor is the Company aware, of any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

(c) Neither this Agreement nor the consummation of the Transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third-Persons under any Environmental Laws applicable to Company.

18

Section 2.25 Inventories. All inventories of Company are of good, usable, and merchantable quality in all material respects, and, except as set forth in the Company Disclosure Schedule, do not include a material amount of obsolete or discontinued items. Except as set forth in the Company Disclosure Schedule, (a) all such inventories are of such quality as to meet in all material respects the quality control standards of Company, (b) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with the accounting practices followed by Company, consistently applied, and (c) no write-down in inventory has been made or should have been made pursuant during the past two years.

Section 2.26 Money Laundering Laws. Other than as may arise based on Cannabis continuing to be categorized as a Schedule 1 controlled substance, the operations of Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered, or enforced by any Governmental Body (collectively, the "Money Laundering Laws") and no Proceeding involving Company with respect to the Money Laundering Laws is pending or, to the knowledge of Company, threatened.

Section 2.27 Disclosure.

(a) No statement, representation, or warranty of Company in this Agreement (as qualified by the Company Disclosure Schedule) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

(b) Except as set forth in the Company Disclosure Schedule and as previously set forth in this Agreement, Company has no knowledge of any fact that has specific application to Company (other than general economic, political, legal or industry conditions) and that would be expected to have a Material Adverse Effect.

(c) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the Company Disclosure Schedule shall control.

(d) True and complete copies of the books of account, minute books, and stock record books of Company have been made available to Terra Tech. Without limiting the generality of the foregoing, the minute books of Company contain complete and accurate records of all meetings of the board of directors (and any committees thereof) and shareholders of Company taken, and any actions by written consent thereof.

19

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TERRA TECH AND THE MERGER SUB

Terra Tech and the Merger Sub, jointly and severally, hereby represent and warrant to Company and the Company Shareholders as of the Signing Date:

Section 3.1 Organization; Good Standing.

(a) Terra Tech is a corporation duly incorporated, validly and in good standing existing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents, and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold, and operate its properties and assets as now owned, held, and operated by it, to enter into this Agreement, and to carry out the provisions hereof, except where the failure to be in good standing or to have such governmental licenses, authorizations, consents, and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on Terra Tech, or (ii) impair the ability of Terra Tech to perform its material obligations under this Agreement. Terra Tech is duly qualified, licensed, or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing, or domestication, except where the failure to be so qualified, licensed, or domesticated will not have a Material Adverse Effect. Unless the context otherwise requires, all references in this Article 3 to "Terra Tech" shall be treated as being a reference to Terra Tech and the Merger Sub taken together as one enterprise.

(b) The Merger Sub is a corporation duly incorporated and existing in good standing under the laws of the State of California, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents, and approvals to enter into this Agreement and to carry out the provisions hereof, except where the failure to be in good standing, or to have such governmental licenses, authorizations, consents, and approvals will not, in the aggregate, impair the ability of the Merger Sub to perform its material obligations under this Agreement. The Merger Sub was formed specifically for the purpose of the Merger and has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the Transactions contemplated by this Agreement and the Transaction Agreements.

Section 3.2 Terra Tech Common Stock. As of the date hereof, the authorized capital of Terra Tech consists of 350,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of "blank check" preferred stock, $0.001 par value, of which 100 shares have been designated as "Series A Preferred Stock", par value $0.001 per share, and 24,999,900 shares have been designated as "Series B Preferred Stock," par value $0.001 per share. As of the date hereof, there are 299,091,226 shares of Terra Tech Common Stock issued and outstanding, 100 shares of Series A Preferred Stock issued and outstanding, convertible at any time into 100 shares of Terra Tech Common Stock, 16,300,000 shares of Series B Preferred Stock issued and outstanding, convertible into 87,763,363 shares of Terra Tech Common Stock, and 32,426,008 shares of Terra Tech Common Stock issuable upon exercise of all of Terra Tech's outstanding warrants. Except as described in the Terra Tech SEC Reports (as defined below) or as is otherwise not material, and except for the Payment Securities to be issued under this Agreement, there are no outstanding shares of capital stock or options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Terra Tech any shares of Terra Tech capital stock. The Payment Securities, when issued in connection with this Agreement and the other Transaction Agreements, will be duly authorized, validly issued, fully paid, and nonassessable. Prior to the Closing Date, Terra Tech will issue no additional securities.

20

Section 3.3 The Merger Sub Common Stock. The authorized capital stock of the Merger Sub consists of 100,000 shares of common stock (the "Merger Sub Common Stock"), of which 100,000 shares of the Merger Sub Common Stock are issued and outstanding. All of the outstanding Merger Sub Common Stock is owned by Terra Tech. All outstanding shares of the Merger Sub Common Stock are validly issued and outstanding, fully paid and non-assessable, and none of such shares of the Merger Sub Common Stock have been issued in violation of the preemptive rights of any Person. The Merger Sub has no outstanding options, rights, or commitments to issue any Equity Securities, and there are no outstanding securities convertible or exercisable into or exchangeable for Equity Securities of the Merger Sub.

Section 3.4 Authority; Binding Nature of Agreements.

(a) The execution, delivery, and performance of this Agreement, the Transaction Agreements, and all other agreements and instruments contemplated to be executed and delivered by Terra Tech and the Merger Sub in connection herewith have been duly authorized by all necessary corporate action on the part of Terra Tech and its board of directors in the case of Terra Tech, and the Merger Sub and its board of directors in the case of the Merger Sub.

(b) This Agreement, the Transaction Agreements, and all other agreements and instruments contemplated to be executed and delivered by Terra Tech and the Merger Sub constitute the legal, valid, and binding obligation of each of Terra Tech and the Merger Sub, enforceable against each of Terra Tech and the Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to Terra Tech's knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions or either of Terra Tech's or the Merger Sub's ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the knowledge of Terra Tech, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.5 Consents; Non-contravention. Except for Consents, filings, or notices required under the state and federal securities Laws or any other Laws or regulations or as otherwise contemplated in this Agreement and the other Transaction Agreements, Terra Tech and the Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Transactions, by Terra Tech and the Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

21

(a) contravene, conflict with, or result in a violation of (i) Terra Tech's Articles of Incorporation or Bylaws, (ii) any resolution adopted by Terra Tech's board of directors or any committee thereof or the stockholders of Terra Tech, (iii) the Merger Sub's Articles of Incorporation or Bylaws, or (iv) any resolution adopted by the Merger Sub's board of directors or any committee thereof;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Terra Tech or any material assets owned or used by it are subject;

(c) to the knowledge of Terra Tech, cause any material assets owned or used by Terra Tech to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Terra Tech or that otherwise relates to Terra Tech's business or to any of the material assets owned or used by Terra Tech, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination, or modification would have a Material Adverse Effect on Terra Tech;

(e) contravene, conflict with, or result in a material violation or material breach of, or material default under, any Material Contract to which Terra Tech is a party;

(f) give any Person the right to any payment by Terra Tech or give rise to any acceleration or change in the award, grant, vesting, or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Terra Tech in favor of any Person, in any such case as a result of the Transactions; or

(g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by Terra Tech.

Section 3.6 Finders and Brokers.

(a) Neither Terra Tech nor any Person acting on behalf of Terra Tech has engaged any finder, broker, intermediary, or any similar Person in connection with the Transactions.

(b) Terra Tech has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Transactions are consummated.

22

Section 3.7 Reports and Financial Statements; Absence of Certain Changes.

(a) Terra Tech has filed all reports required to be filed with the SEC pursuant to the Exchange Act since June 11, 2010 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Terra Tech with the SEC, are collectively referred to as the "Terra Tech SEC Reports"). All of the Terra Tech SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the Signing Date, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Terra Tech included in the Terra Tech SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Terra Tech, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Terra Tech as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Terra Tech SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Terra Tech, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Terra Tech as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

(b) Except as specifically contemplated by this Agreement or reflected in the Terra Tech SEC Reports, since June 11, 2010, there has not been (i) any material adverse change in Terra Tech's business, assets, liabilities, or operations, and, to the knowledge of Terra Tech, no event has occurred that is likely to have a Material Adverse Effect on Terra Tech's business, assets, liabilities, or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Terra Tech Common Stock other than consistent with past practices, (iii) any material change in Terra Tech's accounting principles, procedures, or methods, (iv) cancellation in writing of any material customer contract, or (v) the loss of any customer relationship which would have a material adverse effect on Terra Tech's business, assets, liabilities, or operations.

Section 3.8 Compliance with Applicable Law. Except as disclosed in the Terra Tech SEC Reports filed prior to the Signing Date and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations, or financial condition of Terra Tech, to Terra Tech's knowledge, Terra Tech holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Terra Tech is not being conducted in violation of, any Governmental Authorization applicable to Terra Tech.

Section 3.9 Complete Copies of Requested Reports. Terra Tech and the Merger Sub has delivered or made available true and complete copies of each document that has been reasonably requested by Company.

23

Section 3.10 Full Disclosure. Neither this Agreement nor, to the knowledge of Terra Tech, Terra Tech's Annual Report on Form 10-K filed with the SEC on March 27, 2015, or any of the Terra Tech SEC Reports filed with the SEC thereafter, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties, or other statements or information contained herein or therein not misleading.

ARTICLE 4

COVENANTS OF COMPANY

Section 4.1 Access and Investigation. Company shall ensure that, at all times during the Pre-Closing Period:

(a) Company and their Representatives provide Terra Tech, the Merger Sub, and their Representatives access, at reasonable times and with forty-eight (48) hours' notice from Terra Tech and/or the Merger Sub to Company, to all of the premises and assets of Company, to all existing books, records, Tax Returns, work papers, and other documents and information relating to Company, and to responsible officers and employees of Company, and Company and its Representatives provide Terra Tech and its Representatives with copies of such existing books, records, Tax Returns, work papers, and other documents and information relating to Company as Terra Tech and/or the Merger Sub may request in good faith; and

(b) Each of Company and its Representatives confer regularly with Terra Tech and the Merger Sub upon their request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as Terra Tech and the Merger Sub may otherwise request) to Terra Tech and the Merger Sub and discuss with Terra Tech, the Merger Sub, and their Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of Company, and promptly notify Terra Tech and the Merger Sub of any material change in the business, condition, assets, liabilities, operations, and financial performance of Company, or any event reasonably likely to lead to any such change.

Section 4.2 Operation of the Business. Company shall ensure that, during the Pre-Closing Period, except (i) as otherwise set forth in this Agreement (including any conditions to Closing herein), or (ii) with the prior written consent of Terra Tech, which consent shall not be unreasonably withheld, conditioned, or delayed:

(a) Except as otherwise set forth in the Company Disclosure Schedule, it conducts its operations in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the Signing Date;

(b) It uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with Company;

(c) It does not declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem, or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of the shares of Company Common Stock upon termination of employees at the original purchase price pursuant to agreements existing as of the Signing Date;

24

(d) Except as set forth in the Disclosure Schedule, it does not sell or otherwise issue (or grant any warrants, options, or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares Company Common Stock pursuant to options outstanding on the date of this Agreement;

(e) It does not amend its charter document, corporate governance document or other Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction, other than as necessary to enable the transactions contemplated under this Agreement;

(f) It does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g) Except as set forth in the Disclosure Schedule, it does not establish or adopt any employee benefit plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits, or other compensation or remuneration payable to, any of its directors, officers, or employees;

(h) It does not change any of its methods of accounting or accounting practices in any respect, other than as necessary to enable the transactions contemplated under this Agreement;

(i) It does not make any Tax election;

(j) It does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

(k) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(l) It pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(m) Except as otherwise set forth in the Company Disclosure Schedule, it does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

(n) It does not hire any new officer-level employee;

(o) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable except in the Ordinary Course of Business;

25

(p) Except as otherwise contemplated hereunder, it does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(q) It does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

Section 4.3 Filings and Consents; Cooperation. During the Pre-Closing Period, Company shall use commercially reasonable efforts to ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Company in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Transactions, is made or given as soon as possible after the Signing Date;

(b) Each Consent set forth on Schedule 4.3(b) that is required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Company in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Transactions, is obtained as soon as possible after the Signing Date and remains in full force and effect through the Closing Date;

(c) It promptly delivers to Terra Tech a copy of each filing made, each notice given and each Consent obtained by Company during the Pre-Closing Period; and

(d) It and its Representatives cooperate with Terra Tech, the Merger Sub, and their Representatives, and prepare and make available such documents and take such other actions as Terra Tech may reasonably request in good faith, in connection with any filing, notice, or Consent that Terra Tech or the Merger Sub is required or elects to make, give, or obtain.

Section 4.4 Certain Notices. During the Pre Closing Period, Company shall promptly notify Terra Tech in writing of the discovery by it of any event, condition, fact, or circumstance that, to its knowledge, occurred after the Signing Date but prior to the Closing Date, which results in any of its representations and warranties set forth in this Agreement (as qualified by the Company Disclosure Schedule) to become untrue in any material respect, or otherwise causes any of the conditions of Closing set forth in Article VII or Article VIII not to be satisfied; provided, that such notice shall be considered timely if it is given within 10 days after the Company's executive officers or directors come to know of the existence of such event, condition, fact or circumstance; provided, further that any indemnification obligation arising out of the Breach or alleged Breach of thisSection 4.4 shall be computed without duplication with, and subject to the limits and survival periods applicable to, the underlying representation or warranty giving rise to such Breach or alleged Breach set forth in Article 6.

Section 4.5 Commercially Reasonable Efforts. During the Pre-Closing Period, Company shall use its commercially reasonable efforts to cause the conditions set forth in Article 7 and Article 8 to be satisfied on a timely basis, it being understood that Company and Terra Tech desire to complete the Merger prior to the Outside Date, and shall not take any action or omit to take any action, the taking or omission of which would reasonably be expected to result in a Material Adverse Effect, or any of the conditions of Closing set forth in Article 7 and Article 8 not being satisfied.

26

Section 4.6 Confidentiality; Publicity. Company shall ensure that:

(a) it and its Representatives keep strictly confidential the terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Transactions; and

(b) neither it nor any of its Representatives issues or disseminates any press release or other publicity regarding any of the Transactions; except in each case to the extent that it is required by Law to make any such disclosure regarding such Transactions or as separately agreed by the parties; provided, however, that if it is required by Law to make any such disclosure, Company shall advise Terra Tech and the Merger Sub, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

Section 4.7 Financial Statements. During the Pre-Closing Period, Company will use commercially reasonable efforts to assist Terra Tech in preparing financial statements for the Company (and related records), prior to the Commitment Date, that are reasonably capable of being audited under GAAP within 75 days following the Commitment Date.

ARTICLE 5

COVENANTS OF TERRA TECH AND THE MERGER SUB

Section 5.1 Filings and Consents; Cooperation. Each of Terra Tech and the Merger Sub shall use commercially reasonable efforts to ensure that, during the Pre-Closing Period:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Terra Tech or the Merger Sub, as applicable, in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Transactions, is made or given as soon as possible after the Signing Date;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Terra Tech or the Merger Sub, as applicable, in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Transactions, is obtained as soon as possible after the Signing Date and remains in full force and effect through the Closing Date;

(c) Terra Tech and/or the Merger Sub, as applicable, promptly delivers to Company a copy of each filing made, each notice given, and each Consent obtained by Terra Tech and/or the Merger Sub, as applicable, during the Pre-Closing Period; and

(d) Terra Tech, the Merger Sub, and their Representatives cooperate with Company and its Representatives, and prepare and make available such documents and take such other actions as Company may request in good faith, in connection with any filing, notice, or Consent that Company is required or elects to make, give, or obtain.

27

Section 5.2 Commercially Reasonable Efforts. During the Pre-Closing Period, each of Terra Tech and the Merger Sub shall use its commercially reasonable efforts to cause the conditions set forth in Article 7 and Article 8 to be satisfied on a timely basis so that the Closing can take place on or before the Outside Date, or as soon thereafter as is reasonably practical, in accordance with Section 1.6, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Terra Tech or the Merger Sub, as applicable, set forth in this Agreement becoming untrue or any of the conditions of Closing set forth in Article 7 or Article 8 not being satisfied.

Section 5.3 Disclosure of Confidential Information. Each of Terra Tech and the Merger Sub acknowledges and agrees that it may receive Confidential Information of Company and Shareholders as a Receiving Party in connection with the Transactions, including, without limitation, the Company Disclosure Schedule and any information disclosed during its due diligence process, the public disclosure of which will harm the Disclosing Party's business. With respect to Terra Tech and/or Merger Sub's receipt of such Confidential Information:

(a) The Receiving Party may use Confidential Information only in connection with the Transactions. The results of Terra Tech's due diligence review of Company may not be used for any other purpose other than in connection with the Transactions. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party's prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination, or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own Confidential Information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the Governmental Body to which it is subject.

(b) The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by Law) to allow the Disclosing Party to seek a protective Order or other appropriate remedy, (ii) discloses only such information as is required by any Governmental Body, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party's disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party's patents, copyrights, trade secrets, trademarks, or other Intellectual Property rights.

(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

28

(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies, and excerpts of Confidential Information) promptly following the Disclosing Party's written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transactions and only in connection with that dispute. At the Disclosing Party's option, the Receiving Party shall provide written certification of its compliance with this Section.

Section 5.4 Oakland Permit. In the event that at any time during the four (4)-year period following the Closing Date, (a) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, or receivership law or statute is filed by Terra Tech or the Surviving Corporation, (b) Terra Tech or the Surviving Corporation makes an assignment for the benefit of creditors or takes any action to authorize any of the foregoing, (c) in the case of an involuntary proceeding filed against Terra Tech or the Surviving Corporation, such proceeding is not discharged or dismissed within 60 days, (d) Terra Tech voluntarily or involuntarily dissolves or Terra Tech is dissolved or becomes insolvent or fails generally to pay its debts as they become due, or (e) the City of Oakland, the State of California, or any other Governmental Body makes a final determination that Terra Tech or the Surviving Corporation is not permitted to operate Blum Oakland due to Terra Tech's corporate status, then Terra Tech will, and will cause its Affiliates, employees, agents, and representatives to, use their respective best efforts to cause and/or to facilitate the transfer of all Permits held by Terra Tech or Surviving Corporation pertaining to Blum Oakland to the Shareholder Representative for the benefit of all Company Shareholders.

Section 5.5 Financial Statements. During the Pre-Closing Period, Terra Tech will use commercially reasonable efforts to prepare financial statements for the Company (and related records), prior to the Commitment Date, that are reasonably capable of being audited under GAAP within 75 days following the Commitment Date.

Section 5.6 Certificates of Designation. As soon as practicable following the Signing Date, but no later than January 15, 2016, Terra Tech shall file (a) the Certificate of Designation for its Series Q Preferred Stock in the form attached hereto as Exhibit E-1, (b) the amendment to Terra Tech's existing Certificate of Designation with respect to its Series B Preferred Stock in the form attached hereto as Exhibit E-2, and (c) the Certificate of Designation for its Series Z Preferred Stock in the form attached hereto as Exhibit E-3 (collectively, the "Certificates of Designation") with the Secretary of State of Nevada and take all corporate and other actions as are reasonably necessary to duly authorize the issuance of the Payment Securities hereunder, and, as soon as is reasonably practicable thereafter, the shares of Series B Preferred Stock and Common Stock issuable upon the conversion thereof.

29

ARTICLE 6

INDEMNIFICATION

Section 6.1 Indemnification by the Company Shareholders.

(a) Subject to the terms and conditions of this Article 6, the Company Shareholders shall, severally (in accordance with their respective Pro Rata Shares) and not jointly, defend, indemnify, and hold harmless Terra Tech, the Merger Sub, and their respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors, and assigns (collectively, the "Terra Tech Indemnified Parties"), and shall reimburse the applicable Terra Tech Indemnified Party, for, from, and against any loss (excluding lost profits or diminution in value), liability, claim, damage, or expense (including out-of-pocket costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), relating to, resulting from or arising out of:

(i) the failure of any representation or warranty of the Company contained in Article 2 of this Agreement to be true and correct as of the Signing Date and as of the Closing Date as if made on the Closing Date, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date; and

(ii) the breach by the Company of any of its covenants or agreements contained in this Agreement to be performed prior to the Closing.

(b) Any claims of any Terra Tech Indemnified Party made under this Article 6 will be limited as follows:

(i) Notwithstanding any other provision of this Agreement to the contrary, the Company Shareholders shall not be required to indemnify or hold harmless any Terra Tech Indemnified Party against, or reimburse any Terra Tech Indemnified Party for, any Damages pursuant to Section 6.1(a) unless and until the aggregate amount of all such Damages suffered or incurred by the Terra Tech Indemnified Parties subject to indemnification pursuant to Section 6.1(a) exceeds $50,000, after which the Company Shareholders shall be obligated for all Damages of the Terra Tech Indemnified Parties from the first dollar.

(ii) The Holdback Shares shall be held as the Terra Tech Indemnified Parties' sole security for the indemnification obligations of the Company Shareholders under Section 6.1(a). Except in the case of any indemnification claim arising out of any fraudulent, intentional or willful breach of any representation, warranty, covenant or agreement of Company in this Agreement, notwithstanding any other provision of this Agreement to the contrary, recovery of Holdback Shares (either before or after their release from the Escrow Fund) shall be the Terra Tech Indemnified Parties' sole and exclusive recourse against the Company Shareholders in respect of the Company Shareholders' indemnification obligations under Section 6.1(a) or any breach of this Agreement; provided that in lieu of return of Holdback Shares (either before or after their release from the Escrow Fund), each Company Shareholder may, in its sole discretion, satisfy any indemnification obligation hereunder in cash rather than by surrender of Holdback Shares under this Article 6.

30

(iii) Notwithstanding any other provision of this Agreement, Company Shareholders shall not be required to indemnify or hold harmless any Terra Tech Indemnified Party against, or reimburse any Terra Tech Indemnified Party for, any Damages arising out of or related to a breach of Section 2.13(e) in excess of $750,000 in the aggregate.

(iv) Notwithstanding any other provision of this Agreement to the contrary, no Company Shareholder shall be required to indemnify or hold harmless any Terra Tech Indemnified Party against, or reimburse any Terra Tech Indemnified Party for, any Damages arising out of any fraudulent, intentional or willful breach of any representation, warranty, covenant or agreement of the Company in this Agreement in excess of such Company Shareholder's Pro Rata Share of the total value of the Payment Securities actually issued to Company Shareholders hereunder (valued at the Terra Tech Closing Price after any adjustments pursuant to Section 1.6).

(v) Notwithstanding anything to the contrary set forth in this Agreement, the "Damages" for which the Terra Tech Indemnified Parties are entitled to indemnification hereunder shall expressly exclude, and the Terra Tech Indemnified Parties shall not be entitled to recover, any punitive damages, except to the extent such punitive damages are payable by any Terra Tech Indemnified Party as a result of a third-party claim.

(vi) Notwithstanding anything to the contrary set forth in this Agreement, except with respect to a breach of Section 2.13(e), Company Shareholders shall not have any liability for any breach of or inaccuracy in any representation or warranty made by Company herein to the extent that Terra Tech or any of its Representatives (i) had knowledge at or before the Signing Date of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) was provided access to, at or before the Signing Date, a document disclosing such facts.

Section 6.2 Exclusive Remedy. From and after the Effective Time, except in the case of fraud, the indemnification provisions set forth in this Article 6 shall be the Terra Tech Indemnified Parties' sole and exclusive remedy for all Damages arising out of this Agreement and the transactions contemplated hereby, and Terra Tech hereby waives, for and on behalf of all of the Terra Tech Indemnified Parties, any and all other remedies, whether at law or in equity, that are otherwise available to such Persons, or any of them, arising out of this Agreement and the transactions contemplated hereby, provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall eliminate the ability of any Party hereto to apply for equitable remedies to enforce the other Party's or Parties' obligations under this Agreement.

31

Section 6.3 Claim Process.

(a) Subject to the terms of this Agreement, no Terra Tech Indemnified Party shall be entitled to recover any Damages pursuant to the indemnification obligations set forth in Section 6.1 hereof unless and until the Shareholder Representative receives a written notice (a "Notice of Claim") of a claim for indemnification hereunder (an "Indemnification Claim") (with a copy to the Escrow Agent) stating, to the then-current knowledge of Terra Tech, (i) that a Terra Tech Indemnified Party has actually suffered or incurred Damages for which such Terra Tech Indemnified Party believes in good faith that it may be entitled to indemnification under Section 6.1, or believes in good faith that a Terra Tech Indemnified Party could suffer or incur Damages for which such Terra Tech Indemnified Party believes in good faith that it may be entitled to indemnification under Section 6.1, (ii) to the extent then known by the Terra Tech Indemnified Party, a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the Indemnification Claim (and the Damages, to the extent known, forming the basis of such Indemnification Claim), including to the extent then known by the Terra Tech Indemnified Party the identity and address of any third-party claimant and copies of any formal demand or complaint, and (iii) the representation, warranty or covenant of this Agreement that may form the basis of such Indemnification Claim under Section 6.1. To be valid pursuant to this Section 6.3, a Notice of Claim relating to an Indemnification Claim under Section 6.1 must be received by the Shareholder Representative not later than thirty (30) days after the expiration of the representation or warranty forming the basis of such claim, and any delivery or attempted delivery of a Notice of Claim thereafter shall be void and of no force or effect.

(b) After receipt of a Notice of Claim, the Shareholder Representative shall have thirty (30) Business Days following her receipt of the Notice of Claim in which to deliver notice of objection to such claim to the Terra Tech Indemnified Party and the Escrow Agent. If no objection notice is given within such 30-Business Day period, then the Indemnification Claim set forth in the related Notice of Claim shall be deemed to be valid and indemnifiable pursuant hereto, whereupon the Escrow Agent shall deliver to such Terra Tech Indemnified Parties (as allocated from the Holdback Shares then remaining in the Escrow Account) Escrow Shares equal in value to the amount of the Indemnification Claim set forth in the Resolved Claim Notice. In the event that the Shareholder Representative shall deliver written objection to any Indemnification Claim set forth in a Notice of Claim within the foregoing 30-Business Day period, then no Terra Tech Indemnified Party shall be entitled to any indemnification payment and release of Holdback Shares in respect thereof unless and until such Indemnification Claim is finally resolved by mutual agreement, court order or settlement. In the event that a Terra Tech Indemnified Party and the Shareholder Representative shall mutually agree to resolve a disputed Indemnification Claim in favor of the Terra Tech Indemnified Parties (or any of them), then the applicable Terra Tech Indemnified Parties and the Shareholder Representative shall provide joint written notice (the "Resolved Claim Notice") of such offset to the Escrow Agent, whereupon the Escrow Agent shall deliver to such Terra Tech Indemnified Parties (as allocated from the Holdback Shares then remaining in the Escrow Account, Holdback Shares equal in value to the amount of the Indemnification Claim set forth in the Resolved Claim Notice. In the event that a disputed Indemnification Claim shall be resolved by final, non-appealable court order in favor of the Terra Tech Indemnified Parties (or any of them), then the Terra Tech Indemnified Party shall be permitted unilaterally to deliver a Resolved Claim Notice (a "Unilateral Resolved Claim Notice") to the Escrow Agent (with a copy of the court order related thereto), whereupon the Escrow Agent shall deliver to such Terra Tech Indemnified Parties (as allocated from the Holdback Shares then remaining in the Escrow Account) Escrow Shares equal in value to the amount of the Indemnification Claim set forth in the Unilateral Resolved Claim Notice.

32

(c) If Holdback Shares have been distributed to Company Shareholders following the Escrow Release Date and the Company Shareholders are required to provide indemnification pursuant to this Article 6, then each Company Shareholder shall, at the option of Terra Tech, either (i) surrender to the applicable Terra Tech Indemnified Party its Pro Rata Share of that number of Holdback Shares equal in value to the amount of a finally resolved Indemnification Claim in accordance with Section 6.3(b), or (ii) satisfy the indemnification obligation in cash, but only if the distributed Holdback Shares are then capable of being sold into the public market for cash without restriction.

(d) In the event Terra Tech and the Shareholder Representative shall have instructed the Escrow Agent to deliver any Holdback Shares to a Terra Tech Indemnified Party pursuant to this Section 6.3, such Holdback Shares shall be allocated by the Escrow Agent among the Holdback Shares of the Company Shareholders in proportion to their respective Pro Rata Shares.

(e) Notwithstanding the foregoing, in lieu of return of Holdback Shares (either before or after their release from the Escrow Fund), each Company Shareholder may, in his or her sole discretion, satisfy any indemnification obligation hereunder in cash rather than by surrender of Holdback Shares under this Article 6.

(f) In determining the number of Holdback Shares or other Payment Securities "equal in value to the amount of the Indemnification Claim" to be delivered to a Terra Tech Indemnified Party in satisfaction of an Indemnification Claim under this Article 6, each of the Holdback Shares or other Payment Securities shall be valued as follows:

(i) Prior to the distribution of the Holdback Shares to the Company Shareholders: (i) each share of Terra Tech Common Stock shall be deemed to have value equal to the Terra Tech Closing Price, and (ii) each share of Terra Tech's Series B Preferred Stock, Series Q Preferred Stock, and Series Z Preferred Stock shall be deemed to have value equal to the product of (x) the number of shares of Terra Tech Common Stock into which such Payment Securities are then convertible (either directly or indirectly), multiplied by (y) the Terra Tech Closing Price.

(ii) Following the distribution of the Holdback Shares to the Company Shareholders after the Escrow Release Date: (i) each share of Terra Tech Common Stock shall be deemed to have value equal to the greater of (A) the Terra Tech Closing Price, and (B) the VWAP of the Terra Tech Common Stock as of the date the amount required to be paid in satisfaction of the Indemnification Claim is finally determined, and (ii) each share of Terra Tech's Series B Preferred Stock, Series Q Preferred Stock, and Series Z Preferred Stock shall be deemed to have value equal to the product of (x) the number of shares of Terra Tech Common Stock into which such Payment Securities are then convertible (either directly or indirectly), multiplied by (y) the greater of (A) the Terra Tech Closing Price, and (B) the VWAP of the Terra Tech Common Stock as of the date the amount required to be paid in satisfaction of the Indemnification Claim is finally determined.

33

Section 6.4 Third-Party Claim Procedures. In the event any Terra Tech Indemnified Party becomes aware of a claim made by any third-party claimant against the Terra Tech Indemnified Party (a "Third-Party Claim"), which such Terra Tech Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article 6, such Terra Tech Indemnified Party shall notify the Shareholder Representative of such claim, and the Shareholder Representative (on behalf of the Company Shareholders) shall be entitled, at the expense of the Company Shareholders (to be borne proportionally according to their respective Pro Rata Shares), to participate in, but not to determine or conduct, the defense of such Third-Party Claim. The Terra Tech Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Shareholder Representative, no settlement of any such Third-Party Claim with third-party claimants shall be determinative of the amount of Damages relating to such matter.

Section 6.5 Adjustment to Purchase Price. To the extent permitted by Law, any indemnification payment made pursuant to this Article 6 will be treated as an adjustment to the Merger consideration.

Section 6.6 Several Obligations. For purposes of this Agreement, the liability of the Company Shareholders with respect to Losses shall be deemed to be allocated and borne pro rata based on their respective Pro Rata Shares.

Section 6.7 Shareholder Representative.

(a) The Shareholder Representative shall have the exclusive authority to give and receive notices and communications pursuant to the terms of this Article 6 solely with respect to indemnification claims by the Terra Tech Indemnified Parties to be satisfied solely by the delivery of Holdback Shares to the Terra Tech Indemnified Parties, to authorize delivery to the Terra Tech Indemnified Parties of the Holdback Shares in satisfaction of indemnification claims by the Terra Tech Indemnified Parties as contemplated by Section 6.3, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and take legal actions and comply with orders of courts and awards of arbitrators with respect to indemnification claims by the Terra Tech Indemnified Parties that will or may be paid or otherwise satisfied solely by the delivery of Holdback Shares, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for services rendered. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company Shareholders solely with respect to indemnification claims by the Terra Tech Indemnified Parties to be satisfied solely by the delivery of Holdback Shares to the applicable Terra Tech Indemnified Parties.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder in her capacity as Shareholder Representative, except to the extent she has acted with willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that she did not act with gross negligence or willful misconduct. The other Shareholders shall severally and not jointly indemnify the Shareholder Representative and hold her harmless against any loss, liability or expense incurred in good faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholder Representative ("Outstanding Shareholder Representative Expenses"). If not paid directly to the Shareholder Representative by the Company Shareholders, such losses, liabilities or expenses may be recovered by the Shareholder Representative from the Escrow Shares (if any) that otherwise would be distributed to the Company Shareholders hereunder, and such recovery (if any) of Outstanding Shareholder Representative Expenses from such Escrow Shares will be made from the Company Shareholders according to their respective Pro Rata Shares.

34

(c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Company Shareholders and shall be final, binding and conclusive upon each of the Company Shareholders, and the Escrow Agent and Terra Tech may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each of the Company Shareholders.

(d) Notwithstanding the foregoing, the Shareholder Representative will not take any action required or authorized under this Agreement without the prior written consent of Miguel Rodriguez acting on behalf of the Management Group (the "Management Group Representative"), which consent shall not be unreasonably withheld, delayed, denied, or conditioned. The Management Group Representative may be replaced at any time by the affirmative written consent of holders of a majority of the Shares held by the Management Group (measured as of immediately prior to the Closing). In the event the Shareholder Representative and the Management Group Representative are unable to agree on an action required or permitted to be taken by the Shareholder Representative hereunder, such matter will be decided by written consent of holders of a majority of the Shares held by all Company Shareholders (measured as of immediately prior to Closing), or their respective heirs and assigns, and such decision shall be binding on all Company Shareholders. In the event of a deadlock after all Company Shareholders vote, the matter under consideration will be decided pursuant to the disputes resolution procedure set forth in Section 6.7(e) immediately below.

(e) The exclusive method for resolving any and all disputes, claims or controversies arising out of or relating to this Section 6.7, shall be final and binding arbitration before JAMS, or its successors. Either the Shareholder Representative of the Management Group Representative may commence the arbitration process called for in this Section 6.7 by filing a written demand for arbitration with JAMS, with a copy to all of the Company Shareholders. Notwithstanding the amount or issue in dispute, the arbitration will administered in accordance with the Streamlined Arbitration Rules and Procedures (the "Rules") in effect at the time of filing of the demand for arbitration, and conducted at a location determined by the arbitrator within Alameda County, California. The arbitrator shall be a retired judge with significant experience resolving commercial disputes. The arbitrator's fees in connection with any such arbitration proceeding shall initially be shared equally among the Company Shareholders, subject to any reallocation in accordance with the arbitrator's decision. The arbitrator will also have the authority to award reimbursement of reasonable attorney's fees to the prevailing party to be shared by one or both of the other parties as determined by the arbitrator. In light of the parties' desire to proceed informally, expeditiously and at minimal expense, the parties agree to waive all discovery and any oral hearing and to submit all disputes to the arbitrator based solely upon written submissions. The arbitrator shall apply the substantive and procedural laws of the State of California, without regard to the conflicts of law principles of such state. The arbitrator's decision and award shall be rendered in writing with counterpart copies to all parties. Judgment upon an arbitration may be entered in any court having competent jurisdiction thereof, and shall be binding, final and non-appealable. In the event of any conflict between this Section 6.7(e) and the Rules, this Section 6.7(e) shall govern and control. For the avoidance of doubt, the arbitration procedure in this Section 6.7(e) shall only apply to disputes among Company Shareholders with respect to this Section 6.7, and any other disputes under this Agreement may be resolved in any court of competent jurisdiction in accordance with Section 11.6

35

Section 6.8 Survival of Representations and Warranties. All representations and warranties of Company in this Agreement (as qualified by the Company Disclosure Schedule) shall survive for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4, and Section 2.5 shall survive for three (3) years. The right to indemnification, reimbursement, or other remedy based on such representations and warranties will not be affected by any investigation conducted by the parties other than any investigation conducted by the parties prior to Closing; provided, however, that this exclusion shall not apply to any of Company's representations and warranties that relate to its books and records of account, its financial statements (other than information disclosed on the Balance Sheet), or the representations and warranties contained in Section 2.10 and Section 2.13(a)-(d).

ARTICLE 7

CLOSING CONDITIONS OF TERRA TECH AND THE MERGER SUB

Each of Terra Tech's and the Merger Sub's obligations to effect the Closing and consummate the Transactions are subject to the satisfaction of each of the following conditions, provided that the failure of the Company to satisfy the Closing conditions contained in this Article 7 shall not give rise to a claim for indemnity unless the Company has not used commercially reasonable efforts in its attempts to satisfy such Closing conditions:

Section 7.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Signing Date and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), except, in each case, as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect on the Company.

Section 7.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities Laws and other authorizations relating to the issuance of the Payment Securities and the transfer of the Shares shall have been received.

(b) No preliminary or permanent injunction or other Order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Transactions. All authorizations, consents, Orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Transactions, other than those the failure to obtain which would not materially adversely affect the consummation of the Transactions or in the aggregate have a Material Adverse Effect on Terra Tech and its subsidiaries, including, without limitation, the Merger Sub, taken as a whole, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

36

Section 7.3 Performance of Agreements. Company shall have executed and delivered each of the Transaction Agreements to which it is a party, instruments, and documents required to be executed and delivered, and performed all actions required to be performed by Company pursuant to this Agreement, except as Terra Tech and the Merger Sub have otherwise consented in writing.

Section 7.4 Consents. Each of the Consents identified in the Company Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, the absence of which would not have a Material Adverse Effect on the Company.

Section 7.5 No Material Adverse Effect. Since the Signing Date, there shall not have occurred any Material Adverse Effect on the Company that is continuing.

Section 7.6 Company Closing Certificate. In addition to the documents required to be received under this Agreement, Terra Tech and the Merger Sub shall also have received the following documents (unless waived by Terra Tech and the Merger Sub):

(a) copies of resolutions of the Board of Directors and the Company Shareholders, certified by a Secretary, Assistant Secretary, or other appropriate officer of Company, authorizing the execution, delivery, and performance of this Agreement and other Transaction Agreements;

(b) (i) a Certificate of Status from the Secretary of State of California and (ii) entity status letter, from the Franchise Tax Board of California in respect of Company; and

(c) such other documents as Terra Tech and the Merger Sub may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Company, (ii) evidencing the compliance by Company, or the performance by Company of, any covenant or obligation set forth in this Agreement or any of the other Transaction Agreements, (iii) evidencing the satisfaction of any condition set forth in this Article 7, or (iv) otherwise completing the consummation or performance of the Transactions.

Section 7.7 Transaction Agreements. Each Party (other than Terra Tech and the Merger Sub) shall have executed and delivered prior to or on the Closing Date all Transaction Agreements to which it is to be a party.

37

Section 7.8 Delivery of Stock Certificates, Stock Book and Ledgers, Minute Book, Corporate Seal, and Books and Records. Company shall have delivered to Terra Tech, if so requested, the stock book and ledgers, minute book, corporate seal and books and records of Company.

ARTICLE 8

CLOSING CONDITIONS OF COMPANY

The obligations of Company to effect the Closing and consummate the Transactions are subject to the satisfaction of each of the following conditions:

Section 8.1 Accuracy of Representations and Warranties. The representations and warranties of Terra Tech and the Merger Sub set forth in this Agreement shall be true and correct as of the Signing Date and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date), except, in each case, as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not have a Material Adverse Effect on Terra Tech and the Merger Sub as a whole.

Section 8.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities Laws and other authorizations relating to the issuance and transfer of the Payment Securities by Terra Tech and the transfer of the Shares by the Company Shareholders shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of the Transactions shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Transactions. All Requisite Regulatory Approvals shall have been filed, occurred, or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transactions, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon Company or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Terra Tech, its subsidiaries, including, without limitation, the Merger Sub, Company or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Transactions.

38

Section 8.3 Terra Tech and the Merger Sub Closing Certificates. Company shall have received the following documents (unless waived by Company):

(a) (i) copies of resolutions of Terra Tech, certified by a Secretary, Assistant Secretary or other appropriate officer of Terra Tech, authorizing the execution, delivery, and performance of the Transaction Agreements and the Transactions, and (ii) copies of resolutions of the Merger Sub, certified by a Secretary, Assistant Secretary or other appropriate officer of the Merger Sub, authorizing the execution, delivery, and performance of the Transaction Agreements and the Transactions;

(b) (i) Certificate of Existence with Status in Good Standing from the Secretary of State of the State of Nevada with respect to Terra Tech, and (ii) Certificate of Status from the Secretary of State of the State of California with respect to the Merger Sub; and

(c) such other documents as Company may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Terra Tech or the Merger Sub, as applicable, (ii) evidencing the compliance by Terra Tech with, or the performance by Terra Tech of, any covenant or obligation set forth in this Agreement or any of the other Transaction Agreements, (iii) evidencing the compliance by the Merger Sub, or the performance by the Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transaction Agreements, (iv) evidencing the satisfaction of any condition set forth in Article 7 or this Article 8, or (v) otherwise facilitating the consummation or performance of the Transactions.

Section 8.4 No Material Adverse Effect. Since the Signing Date, there shall not have occurred any Material Adverse Effect on Terra Tech that is continuing.

Section 8.5 Performance of Agreements. Each of Terra Tech and the Merger Sub shall have executed and delivered each of the agreements to which they are a party, instruments and documents required to be executed and delivered, and performed all actions required by Terra Tech or the Merger Sub pursuant to this Agreement, except as Company and the Company Shareholders have otherwise consented in writing.

Section 8.6 Consents. Each of the Consents identified in the Company Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a Material Adverse Effect on Terra Tech or the Merger Sub, as applicable.

Section 8.7 Terra Tech Common Stock. On the Closing Date, shares of Terra Tech Common Stock shall be eligible for quotation on OTC Link® ATS.

Section 8.8 Management Agreement. On the Closing Date that certain Operations and Asset Management Agreement between Terra Tech and Platinum Standard, LLC (the "OMA") shall be in full force and effect, with Terra Tech having agreed to assume the OMA after the Closing.

Section 8.9 Certificates of Designation. Terra Tech shall have filed the Certificates of Designation with the Nevada Secretary of State and delivered certified copies of such filed Certificates of Designation to Company and the Shareholder Representative, and Terra Tech shall have taken all other steps as are reasonably necessary to duly authorize the Payment Securities for issuance hereunder.

39

ARTICLE 9

FURTHER ASSURANCES

Each of the parties hereto agrees that it will, from time to time after the Signing Date, execute and deliver such other certificates, documents, and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Article 7 and Article 8. Company shall reasonably cooperate with Terra Tech in its obtaining of the books and records of Company, or in preparing any solicitation materials to be sent to Terra Tech's stockholders in connection with the approval of the Transactions and the transactions contemplated by the Transaction Agreements.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Terra Tech, the Merger Sub and Company;

(b) by Terra Tech for any reason in its discretion prior to the Commitment Date;

(c) by Terra Tech if (i) there is a material Breach of any covenant or obligation of Company; provided, however, that, if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Terra Tech reasonably determines that the timely satisfaction of any condition set forth in Article 7 has become impossible or impractical (other than as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or any of the other Transaction Agreements);

(d) by Company if (i) there is a material Breach of any covenant or obligation of Terra Tech; provided, however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Company reasonably determines that the timely satisfaction of any condition set forth in Article 8 has become impossible or impractical (other than as a result of any failure on the part of Company or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transaction Agreements);

(e) by Terra Tech or Company if the Closing has not taken place on or before the Outside Date (except if as a result of any failure on the part of party seeking to terminate this Agreement to comply with or perform its covenants and obligations under this Agreement or in any other Transaction Agreement);

40

(f) by any of Terra Tech and the Merger Sub, on the one hand or Company, on the other hand, if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued an Order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transactions and such Order, decree, ruling, or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all commercially reasonable efforts to remove such Order, decree, or ruling.

(g) The parties hereby agree and acknowledge that a Breach of the provisions of Sections 4.1, 4.2, 4.3, 4.4, and 4.6 are, without limitation, material Breaches of this Agreement.

Section 10.2 Termination Procedures. If Terra Tech or the Merger Sub, as applicable, wish to terminate this Agreement pursuant to Section 10.1, Terra Tech or the Merger Sub, as applicable, shall deliver to the Company Shareholders and Company a written notice stating that Terra Tech or the Merger Sub, as applicable, is terminating this Agreement and setting forth a brief description of the basis on which Terra Tech or the Merger Sub, as applicable, is terminating this Agreement. If Company wishes to terminate this Agreement pursuant to Section 10.1, Company shall deliver to Terra Tech and the Merger Sub a written notice stating that Company is terminating this Agreement and setting forth a brief description of the basis on which Company is terminating this Agreement.

Section 10.3 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a Breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an Order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will re-deliver or, at the option of the party receiving such request, destroy all reports, work papers, and other material of any other party relating to the Transactions, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that Company shall, in all events, remain bound by and continue to be subject to Section 4.6, Terra Tech and the Merger Sub shall in all events remain bound by and continue to be subject to Section 5.3, and all the parties shall in all events remain bound by and continue to be subject to Section 6.1. Notwithstanding the foregoing, and subject to compliance with Laws, and obligations under the Securities Act and the Exchange Act, both Terra Tech and the Merger Sub, on the one hand, and Company, on the other hand, shall be entitled to announce the termination of this Agreement by means of a press release mutually agreed to in writing by all such Parties.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise set forth herein, each of the parties to the Transactions shall bear its own expenses incurred in connection with the negotiation and consummation of the Transactions contemplated by this Agreement.

41

Section 11.2 Entire Agreement. This Agreement and the other Transaction Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

Section 11.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 11.4 Descriptive Headings. The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

Section 11.5 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt, or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

If to Terra Tech or the Merger Sub:

Terra Tech Corp.

4700 Von Karman, Suite 110

Newport Beach, California 92660

Attn: Chief Executive Officer

With a copy to (which shall not constitute notice):

Baker & Hostetler LLP

600 Anton Blvd., Suite 900

Costa Mesa, California 92626

Attn.: Randolf W. Katz

If to the Shareholder Representative:

to the address of the Shareholder Representative previously provided to Terra Tech in writing.

If to Company prior to the Effective Time:

Black Oak Gallery

576 W. Grand Ave.

Oakland, California 94612

42

with copies to each of the following (which shall not constitute notice):

the Shareholder Representative

HaasNajarian LLP

58 Maiden Lane, 2nd Floor

San Francisco, California 94108

Attn.: Louis N. Haas

Paradigm Counsel LLP

450 Sheridan Avenue

Palo Alto, California 94306

Attn.: Marek J. Adamo

Any party may change the address set forth herein to such address or addresses as such party shall designate by notice to the other parties given in accordance with this Section.

Section 11.6 Choice of Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of California, County of Alameda and to the federal courts located in the County of Alameda, State of California.

Section 11.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Company Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 11.8 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

Section 11.9 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof (it being understood that the Shareholder Representative may waive any provision of this Agreement on behalf of all of the Company Shareholders). The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing of Terra Tech, Merger Sub, Company and the Shareholder Representative, amend this Agreement in any respect.

43

Section 11.10 Attorney' Fees. In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.12 Construction. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this Agreement and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[Signature pages follow]

44

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

Terra Tech:

TERRA TECH CORP.

By:	/s/ Michael Nahass
Name:	Michael Nahass
Title:	Director

Merger Sub:

GENERIC MERGER SUB, INC.

By:	/s/ Michael Nahass
Name:	Michael Nahass
Title:	President and CEO

Company:

BLACK OAK GALLERY

By:	/s/ Salwa Ibrahim
Name:	Salwa Ibrahim
Title:	Chief Executive Officer

Shareholder Representative:

By:	/s/ Salwa Ibrahim
Name:	Salwa Ibrahim

45

COMPANY DISCLOSURE SCHEDULE

TO AGREEMENT AND PLAN OF MERGER

December 23, 2015

This Company Disclosure Schedule sets forth the disclosures and exceptions of Black Oak Gallery, a California corporation ("Company"), to various sections of the Agreement and Plan of Merger (the "Agreement"), dated as of December 23, 2015, by and among Terra Tech Corp., a Nevada corporation ("Terra Tech"), Generic Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Terra Tech (the "Merger Sub"), the Company, and, with respect to Article 7 and Article 11 of the Merger Agreement only, Salwa Ibrahim, as representative of the Company Shareholders (the "Shareholder Representative"). This Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Merger Agreement, and it is not intended to constitute, and shall not be construed as constituting, representations and warranties of Company except as and to the extent provided in the Merger Agreement. Capitalized terms not otherwise defined herein have the meaning given to them in the Merger Agreement.

No reference to or disclosure of any item or other matter in this Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Company Disclosure Schedule, and no disclosure in this Company Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Each disclosure in this Company Disclosure Schedule specifies the section or subsection of the Merger Agreement to which it applies and shall also be deemed to qualify other sections or subsections in Article 2 of the Merger Agreement to the extent applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure. Nothing in this Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of Company contained in the Merger Agreement. Where the terms of an action or other item have been summarized or described in this Company Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such action or other item and Company makes no representation or warranty as to the foregoing.

Section 2.1 – Organization and Qualification

Reference is made to the disclosures made under Section 2.5 below.

Company's business, as contemplated to be conducted (which is contemplated to be in the Ordinary Course of Business), will require compliance with the New California Laws, securing annually the Oakland Permit, and obtaining the Oakland Consent (all as defined below in Section 2.5).

46

Section 2.3 – Articles of Incorporation and Bylaws

Company has made available copies of its minute book to Terra Tech. The original minute book is being held by the Company President.

Section 2.5 – No Violation

Company is in the business of owning and operating a medical cannabis dispensary in the City of Oakland, California, and accordingly is subject to regulation under City of Oakland ordinances, as well as State of California and United States Federal Law. Cannabis is a Schedule I controlled substance under the United States Controlled Substances Act and accordingly, the manufacture, distribution, or possession of cannabis is a federal criminal offense.

In addition, the operation of a medical cannabis dispensary in Oakland requires a medical cannabis permit under applicable City of Oakland ordinances (the "Oakland Permit"). Company's Oakland Permit subjects Company to a number of ongoing operational requirements, the text of which is incorporated herein by reference. Such requirements include, without limitation, requirements regarding local ownership, makeup of the dispensary's board, and requirements regarding the composition and compensation of dispensary employees. The Oakland Permit is currently issued to Oakland Community Collective (a predecessor name of Company), and Salwa Ibrahim and Derek Peterson are the only individuals named on the Oakland Permit. The Oakland Permit must be renewed annually and is subject to an administrative review process, including a public hearing.

Company is required under the terms of its Oakland Permit to submit audited financial statements to the City of Oakland; however, the City of Oakland has in the past renewed such Permit without requesting such audited financial statements.

Company intends to request and will ask to receive prior to Closing a letter from an authorized City of Oakland administrator consenting to the transactions contemplated by the Merger (the "Oakland Consent"). Although Company will use its reasonable efforts to obtain the Oakland Consent, there can be no assurance that the City of Oakland will ultimately grant the Oakland Consent.

In addition to the Oakland Permit, Company is required to maintain a standard business license in the City of Oakland.

In September 2015, the California state legislature passed, and the governor signed into law, several amendments to California statute known as Assembly Bill 266 and Senate Bill 643 pertaining to the regulation of medical cannabis in the State of California (the "New California Laws"). The New California Laws are expected to contain numerous requirements applicable to Company once regulations authorized by the New California Laws are enacted by the relevant State of California regulatory authorities. Company will likely be required to obtain licenses and permits and adjust its business practices to comply with the New California Laws and regulations promulgated thereunder.

47

Section 2.6 – Capitalization and Related Matters

Company entered into an Option Agreement for Purchase of Shares of Oakland Community Collective, Inc. (the "Option"), executed October 1, 2012, with Boss Investments, LLC, which was misnamed in the Option Agreement as Boss Investments, Inc. ("Boss"). Under the Option, Boss had the right to distribute the shares issuable under the Option to third parties in its discretion. Boss informed Company of its intent to exercise the Option, but the issuance of the shares issuable under the Option has not occurred as of the Signing Date. It is a condition of Closing that such Option shares, pursuant to the terms of the Option, will be issued to individuals designated by Boss immediately prior to the Closing in the proportions indicated on Annex A to the Merger Agreement.Although the Option was exercisable for up to 50,000 shares, the parties thereto have agreed that the Option shall be exercised as to 19,886.37 shares so as to reflect the intent of such parties that the Option be exercisable for 50% of the issued and outstanding capital stock of the Company.

The Company intends to issue 6,363.64 shares of its common stock to Martin Kaufman and 3,522.73 additional shares of its common stock to Derek Peterson prior to the Closing in satisfaction of agreements with such parties. The resulting capitalization of the Company immediately prior to the Closing shall be as set forth on Annex A.

Section 2.7 – Compliance with Laws and Other Instruments

Reference is made to the disclosures made under Section 2.5 above.

A director of and a service provider to Company (and to Terra Tech and/or its subsidiaries), respectively, assisted the Federal Bureau of Investigation in connection with its investigation of Daniel Rush. A criminal complaint was filed against Mr. Rush in the United States District Court for the Northern District of California, Case No. 4-15-71008, and such complaint contained an attached affidavit detailing the alleged facts resulting from such investigation (such criminal complaint together with the attached affidavit, the "Complaint"). The text of the Complaint is publicly available and is incorporated herein by reference. Mr. Rush was indicted on September 17, 2015 on federal charges of allegedly taking of illegal payments as a union employee, honest services fraud, attempted extortion, and money laundering. A copy of such indictment is publicly available and is incorporated herein by reference.

The Company entered into a Standard Industrial/Commercial Multitenant Lease, dated May 30, 2012, with Orinda Development Investments LLC with respect to the premises in which the Company's medical cannabis dispensary in the City of Oakland, California is being operated (the "Oakland Lease"). Under the terms of the Oakland Lease, the landlord's consent is required in the event of certain assignments and changes of control (including the Merger). An entity controlled by Salwa Ibrahim, a Director of the Company, is in the process of purchasing the premises from Orinda Development Investments LLC, and such purchase is likely to be completed prior to the Closing of the Merger.

48

Section 2.9 – Title and Condition to Properties

Certain of assets used in the operation of the Blum Oakland dispensary are owned by Salwa Ibrahim, Company's president. These assets include, without limitation, certain works of art displayed at Blum Oakland. Other works of art displayed in the facility are owned by the artists or others. However, the use of none of such assets is material to Company's business or financial condition.

Reference is made to the disclosures regarding the Oakland Permit in Section 2.5 above.

Most of the Company's inventory is held on a consignment basis, but is the subject of Company purchase orders, is carried on the Company's internal books (utilizing Quick Books) and is included on the Company's tax returns.

Section 2.10 – Absence of Undisclosed Liabilities

Reference is made to the disclosures made under Section 2.9 above.

Company regularly enters into purchase orders for the consignment of medical cannabis with several of its Shareholders, which obligations are reflected on Company's internal financial statements, and on its tax returns. Such purchase orders for consignment are entered into in the Ordinary Course of Business. Company does not prepare interim financial statements, but the financial information is kept on a Quick Books program maintained by Company staff, primarily Alicia Darrow. Company does not prepare audited annual financial reports, but does prepare unaudited reports for the City of Oakland and as contained in its tax returns. Company's CPA, Charles Harb, inputs information received from Company into a Quick Books program he keeps (but does not publish) which he provides to the CPA who prepares the tax returns (Michael Eisenberg, Weiss and Weissman, 601 California St., Suite 1307, San Francisco, CA 94108).

Section 2.11 – Changes

(d)

See Section 2.23(c) below. Many of Company's employees who will become Company Shareholders by virtue of the Option referenced in Section 2.6 above have foregone market rate compensation for their services and are entitled to additional compensation if and when sufficient cash becomes available prior to the Closing; however the maximum exposure to Company for this additional compensation is $50,000 for all such employees.

(f)

Reference is made to the disclosures made under Section 2.6 above regarding the Option.

(j)

Reference is made to the disclosure in Subsection (d) above.

(k)

Reference is made to the disclosure in Subsection (d) above.

49

(n)

Company intends to make changes to its accounting methods in anticipation of the Merger.

Section 2.12 – Material Contracts

Company regularly enters into purchase orders for the consignment of medical cannabis with the suppliers thereof, which in some cases constitute Material Contracts. Company has not delivered copies of all such purchase orders to Terra Tech, but all such purchase orders have been made available to Terra Tech.

2.13 – Taxes

(a)

The Company anticipates audits of its state and federal tax returns as a result of Internal Revenue Service and Franchise Tax Board of California aggressively auditing medical cannabis businesses and taking positions contrary to the taxpayers' tax positions generally.However, the Company is not currently being audited and as of the Signing Date has not received written notice that any such audit has or will be commenced.

Section 280E of the Internal Revenue Code provides that no deduction or credit shall be allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of schedule I and II of the Controlled Substances Act) which is prohibited by Federal law or the law of any State in which such trade or business is conducted. Reference is made to the disclosure in the first paragraph of Section 2.5 of this Company Disclosure Schedule above.

(c)

Reference is also made to the disclosure in Section 2.13(a).

2.15 – Insurance

The Company has the following insurance policies, evidence and/or copies of which have been made available to Terra Tech:

Type	Policy #	Carrier	Insured Party
Workers Compensation and Employers' Liability	WC 065256786	Granite State Insurance Company	Black Oak Gallery
Commercial General Liability; Commercial Property; and Commercial Crop	IK21X000766-00	International Insurance Company of Hannover SE	Black Oak Gallery dba Blum
General Liability – Commercial Product	KSNW000123-00	Knight Specialty Insurance Company	Black Oak Gallery dba Blum

50

2.16 – Proceedings

Reference is made to the disclosures in Sections 2.5 and 2.13 of this Disclosure Schedule above, which have in some cases been the subject of privileged and confidential legal advice to the Company and/or the Shareholders.

2.17 – Licenses

Reference is made to the disclosures regarding the Oakland Permit, Oakland Consent, and New California Laws in Section 2.5 above.

2.18 – Interested Party Transactions

Reference is made to the disclosures made in Section 2.10 above. The Company regularly purchases products for sale in the Ordinary Course of Business from officers, directors, shareholders and other service providers to Company or their respective Affiliates. Such purchases are reflected on the books of Company and are the subject of written purchase orders.

Salwa Ibrahim and Derek Peterson, each a director and shareholder of Companyare also service providers to Terra Tech and hold (or may in the future hold) positions as a director and/or officer of Terra Tech and/or its subsidiaries.

2.19 – Governmental Inquiries

Company routinely provides monthly reports to the City of Oakland based on its operations and responds to further requests for information from time to time. All of such information has been made available to Terra Tech; however, the Company has not delivered copies of all such information to Terra Tech.

2.20 – Bank Accounts

Company has a business checking account with Bank of America, N.A., account number 1641 0023 0700.

Section 2.23 – Employee Matters

(b)

As a condition of Closing, Terra Tech must enter into an Operations and Asset Management Agreement with Platinum Standard, LLC. Platinum Standard, LLC is an entity controlled by certain individuals currently providing services to Company, all of whom will become Shareholders by virtue of the exercise of the Option referenced in Section 2.6 above.

(c)

Reference is made to the disclosures made under Section 2.11(d) and 2.18 above.

51

Company has agreed to pay Alicia Darrow annual bonuses based on net income as follows:

•

If the Company's annual net revenues ("NOI") exceed 15% (measured against gross revenues) Alicia Darrow is entitled to a $5,000 bonus. If the Company's NOI exceeds 20%, Alicia Darrow is entitled to an additional bonus of $10,000.

•

If the Company's NOI exceeds 25%, Alicia Darrow is entitled to another additional bonus of $10,000. These bonuses are payable (i) without regard to the amount of gross revenues or NOI achieved in any year, so long as the NOI increases are met per the above formula, and (ii) until the Company (or Terra Tech following the Merger) and Alicia Darrow agree to a new compensation plan

•	The City of Oakland imposes requirements for paid sick leave for certain employees, currently accruing at the rate of 1 hour of paid sick pay for every 30 hours worked.

Section 2.25 – Inventories

Company's medical cannabis products are perishable and can, from time to time, become unsalable.

Section 4.3 – Filings and Consents

(b)

The Company has determined that notice of the Merger and the consent of the following third parties will need to be (or would be advisable to) obtain in connection with the Merger:

•	City of Oakland with respect to the Oakland Permit

•	Landlord with respect to the lease for the Company's Oakland dispensary located at 578 W. Grand Ave, Oakland, California 94612-1618

Such consents may not be able to be obtained for reasons beyond Company's control, and which therefore will not be subject to the indemnification obligations provided in Article 6.

52

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. "Agreement" shall mean the Merger Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

Approved Plans. "Approved Plans" shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of Company.

Company Common Stock. "Company Common Stock" shall mean the shares of common stock of Company.

Blum Oakland. "Blum Oakland" shall mean the medical cannabis dispensary known as "Blum Oakland" operated by Company in Oakland, California as of the Signing Date.

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation, or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation, or other provision.

Business Day. "Business Day" shall mean any day, other than a Saturday, Sunday, or one on which banks are authorized by applicable Laws to be closed in either New York, New York or San Francisco, California.

Certificates. "Certificates" shall have the meaning specified in Section 1.4(a) of the Agreement.

Closing. "Closing" shall have the meaning specified in Section 1.1(d) of the Agreement.

Closing Date. "Closing Date" shall have the meaning specified in Section 1.1(d) of the Agreement.

Code. "Code" shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

Commitment Date. "Commitment Date" shall mean March 1, 2016.

Company Disclosure Schedule. "Company Disclosure Schedule" shall have the meaning specified in introduction to Article 2 of the Agreement.

53

Confidential Information. "Confidential Information" shall mean all nonpublic information disclosed by one party or its agents (the "Disclosing Party") to the other party or its agents (the "Receiving Party") that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (i) nonpublic information relating to the Disclosing Party's technology, customers, vendors, suppliers, business plans, Intellectual Property, promotional and marketing activities, finances, agreements, transactions, financial information, and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third-party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

Corporations Code. "Corporations Code" shall mean the Corporations Code of the State of California.

Entity. "Entity" shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.

Environmental Laws. "Environmental Laws" shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

Environmental Permit. "Environmental Permit" means all licenses, permits, authorizations, approvals, franchises, and rights required under any applicable Environmental Law or Order.

Equity Securities. "Equity Security" shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right, or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

Exchange Act. "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

GAAP. "GAAP" shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

54

Group A Per-Share Closing Consideration. "Group A Per-Share Closing Consideration" shall mean 62.7716371 shares of Terra Tech's Series B Preferred Stock and 0.0591399 shares of Terra Tech's Series Z Preferred Stock.

Group A Per-Share Holdback Consideration. "Group A Per-Share Holdback Consideration" shall mean 148.4196462 shares of Terra Tech's Series B Preferred Stock and 0.1398332 shares of Terra Tech's Series Z Preferred Stock.

Group A Per-Share Lock-up Consideration. "Group A Per-Share Lock-up Consideration" shall mean 224.7203487 shares of Terra Tech's Series B Preferred Stock and 0.2117219 shares of Terra Tech's Series Z Preferred Stock.

Group A Shareholders. "Group A Shareholders" shall mean those Company Shareholders listed on Annex A as "Group A" Company Shareholders.

Group B Per-Share Cash Consideration. "Group B Per-Share Cash Consideration" shall mean the right to receive an amount (if any) equal to a fraction (i) the numerator of which the amount of the Performance-based Cash Payment, and (ii) the denominator of which is the number of shares of Company Common Stock issued and outstanding to all Group B Shareholders immediately prior to the Effective Time, which amount shall be payable on each of the Shares held by the Group B Shareholders (as of immediately prior to the Effective Time) on the date that is 10 Business Days following the one-year anniversary of the Closing Date, subject to further division by agreement among the Group B Shareholders, such agreement to be disclosed to Terra Tech prior to the distribution of the Performance-based Cash Payment (if any).

Group B-Per Share Closing Consideration. "Group B Per-Share Closing Consideration" shall mean 0.1858609 shares of Terra Tech's Series Q Preferred Stock.

Group B Per-Share Holdback Consideration. "Group B Per-Share Holdback Consideration" shall mean 0.4394578 shares of Terra Tech's Series Q Preferred Stock.

Group B Per-Share Lock-up Consideration. "Group B Per-Share Lock-up Consideration" shall mean 0.4497834 shares of Terra Tech's Series Q Preferred Stock.

Group B Shareholders. "Group B Shareholders" shall mean those Company Shareholders listed on Annex A as "Group B" Company Shareholders.

Governmental Authorization. "Governmental Authorization" shall mean any:

(a)

permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification, or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b)	right under any contract with any Governmental Body.

55

Governmental Body. "Governmental Body" shall mean any:

(a)	nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)

governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court, or other tribunal); or

(d)

individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Holdback Shares Amount. "Holdback Shares Amount" shall mean 2,951,528shares of Terra Tech's Series B Preferred Stock (or the shares of Terra Tech Common Stock into which they have been converted), 2,780.77 shares of Terra Tech's Series Z Preferred Stock (or the shares of Terra Tech Series B Preferred Stock or Common Stock into which they have been converted) and 8,739.22 shares of Terra Tech's Series Q Preferred Stock (or the shares of Terra Tech Common Stock into which they have been converted).

Indebtedness. "Indebtedness" shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

Intellectual Property. "Intellectual Property" means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world, but excluding trade secrets and know-how owned and developed by the Green Door Dispensary in San Francisco and used by certain Company Shareholders and Platinum Standard, LLC in providing services to the Company.

Knowledge. A corporation shall be deemed to have "knowledge" of a particular fact or matter only if a director or officer of such corporation has, had, or should have had knowledge of such fact or matter.

56

Laws. "Laws" means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational, or other law (including common law), constitution, statute, code, ordinance, rule, regulation, or treaty applicable to such Person.

Lien. "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance, or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

Lock-up Shares Amount. "Lock-up Shares Amount" shall mean 4,468,872 shares of Terra Tech's Series B Preferred Stock (or the shares of Terra Tech Common Stock into which they have been converted), 4,210.38 shares of Terra Tech's Series Z Preferred Stock (or the shares of Terra Tech Series B Preferred Stock or Common Stock into which they have been converted) and 8,944.56 shares of Terra Tech's Series Q Preferred Stock (or the shares of Terra Tech Common Stock into which they have been converted).

Material Adverse Effect. "Material Adverse Effect" means any change, effect, or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition, or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any material change, effect or circumstance directly resulting from (i) the announcement, pendency, or consummation of the Transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, (iii) changes in general economic, currency exchange rate, political, or regulatory conditions in industries in which the affected party operates, (iv) changes in GAAP or other accounting standards (or the interpretation thereof), (v) changes in applicable laws, rules, regulations, orders or other binding directives issued by a Governmental Body (including, without limitation, those related to the regulation of cannabis), (vi) changes in any United States federal law enforcement policy with respect to cannabis generally or the medical cannabis industry specifically, (vii) any natural disasters, pandemics or acts of war, sabotage or terrorism, or a material escalation or worsening thereof to the extent such disasters, pandemics, acts or war, sabotage, terrorism or the material escalation or worsening thereof do not disproportionately affect the Company in relation to other companies in the industries in which the Company then operates, or (viii) any conditions, changes or developments arising or relating to (Y) actions taken or failure to take action, in each case, to which Terra Tech has approved, consented to or requested in writing, or (Z) the failure to take any action expressly prohibited by this Agreement.

Material Contract. "Material Contract" means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $100,000.00, and the amendments, supplements, and modifications thereto, but excluding any agreements with or permits issued by any Government Body.

57

Order. "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. "Ordinary Course of Business" shall mean an action taken by Company if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Company Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of Company, and
(iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third-party.

Outside Date. "Outside Date" shall mean March 31, 2016.

Outstanding Claim. "Outstanding Claim" shall mean the amount in dollars of any indemnification claim made by any Terra Tech Indemnified Party pursuant to Article 6 that shall be outstanding and unresolved, or resolved in whole or in part in favor of the Terra Tech Indemnified Party but not yet paid.

Performance-based Cash Payment. "Performance-based Cash Payment" shall mean a payment in cash in the amount equal to (a) zero dollars ($0) if Year 1 Revenue (as defined in Section 1.6(b)) is below or equal to $12,000,000, and (b) if Year 1 Revenue is greater than $12,000,000, the product obtained by multiplying (i) 0.447, times (ii) Year 1 Revenue; provided that in no event with the Performance-based Cash Payment amount exceed $2,088,000.

Permitted Liens. "Permitted Liens" shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers, and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

Person. "Person" shall mean any individual, Entity, or Governmental Body.

Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the Signing Date and ending on the Closing Date.

Pro Rata Share. "Pro Rata Share" with respect to a Company Shareholder shall mean, for any given amount, such amount multiplied by the quotient obtained by dividing (x) the number of shares of Company Common Stock issued and outstanding to such Company Shareholder immediately prior to the Effective Time, by (y) the aggregate number of all shares of Company Common Stock issued and outstanding to all Company Shareholders immediately prior to the Effective Time.

58

Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Representatives. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors, and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of Company shall be deemed to be "Representatives" of Company, as applicable.

SEC. "SEC" shall mean the United States Securities and Exchange Commission.

Securities Act. "Securities Act" shall mean the United States Securities Act of 1933, as amended.

Taxes. "Taxes" shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties, and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and "Tax" means any of the foregoing Taxes.

Tax Group. "Tax Group" shall mean any federal, state, local, or foreign consolidated, affiliated, combined, unitary or other similar group of which Company is now or was formerly a member.

Tax Return. "Tax Return" shall mean any return, declaration, report, claim for refund or credit, information return, statement, or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Terra Tech Closing Price. "Terra Tech Closing Price" shall mean $0.0974.

Terra Tech Common Stock. "Terra Tech Common Stock" shall mean the shares of common stock of Terra Tech.

59

Terra Tech SEC Reports. "Terra Tech SEC Reports" shall have the meaning specified in Section 3.7 of the Agreement.

Transaction Agreements. "Transaction Agreements" shall mean (i) this Agreement, (ii) the Escrow Agreement, and (iii) that certain Operations and Asset Management Agreement between Terra Tech and Platinum Standard, LLC.

VWAP. "VWAP" shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Terra Tech Common Stock is then listed on a national securities exchange, the daily volume-weighted average price of the Terra Tech Common Stock for the 30 days preceding such date on the national securities exchange on which the Terra Tech Common Stock is then listed as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time), (b) if the Terra Tech Common Stock is not then listed on a national securities exchange, and if prices for the Terra Tech Common Stock are then reported in any quotation tier published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the daily volume-weighted average closing bid price of the Terra Tech Common Stock for the 30 days preceding such date of the Terra Tech Common Stock so reported, or (c) in all other cases, the fair market value of a share of Terra Tech Common Stock as determined by an independent appraiser selected in good faith by Terra Tech.

60

EXHIBIT B

Agreement of Merger

61

EXHIBIT C

Articles of Incorporation of the Surviving Corporation

62

EXHIBIT D

Escrow Agreement

63

EXHIBIT E-1

Certificate of Designation for Series Q Preferred Stock

64

EXHIBIT E-2

Amendment to Certificate of Designation for Series B Preferred Stock

65

EXHIBIT E-3

Certificate of Designation for Series Z Preferred Stock

66